Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FINANCING AGREEMENT

dated as of January 17, 2024

among

BRIDGEBIO PHARMA, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

AND

BLUE OWL CAPITAL CORPORATION
as Administrative Agent

TABLE OF CONTENTS

- i -

- ii -

- iii -

- iv -

APPENDICES:	A	Initial Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Immaterial Subsidiaries
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.12	Real Property
	4.15	Material Contracts
	4.23	Intellectual Property
	4.24	Insurance
	4.27	Bank Accounts and Securities Accounts
	4.34	Government Contracts
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Compliance Certificate
	C	Assignment Agreement
	D	[Reserved]
	E	Closing Date Certificate
	F	Solvency Certificate
	G	Counterpart Agreement

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of January 17, 2024, is entered into by and among BRIDGEBIO PHARMA, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and Blue Owl Capital Corporation (“Blue Owl”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on the Closing Date the Lenders have agreed to extend a term loan facility to the Borrower in an aggregate principal amount equal to $450,000,000, the proceeds of which will be used as described in Section 2.2;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets (except as otherwise set forth in the Collateral Documents), including a pledge or mortgage (as applicable) of all of the Capital Stock of each of its Subsidiaries (except as otherwise set forth in the Collateral Documents); and

WHEREAS, the Guarantors have agreed to guarantee the Obligations of Borrower hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a First Priority Lien on all of their respective assets (except as otherwise set forth in the Collateral Documents), including a pledge or mortgage (as applicable) of all of the Capital Stock of each of their respective Subsidiaries (except as otherwise set forth in the Collateral Documents).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2027 Notes” means the 2.50% Convertible Senior Notes due 2027 issued by the Borrower under the 2027 Notes Indenture.

“2027 Notes Indenture” means that certain Indenture, dated as of March 9, 2020, by and between the Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified and in effect on the Closing Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“2029 Notes” means the 2.25% Convertible Senior Notes due 2029 issued by the Borrower under the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain Indenture, dated as of January 28, 2021, by and between the Borrower and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified and in effect on the Closing Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Acceptable Intercreditor Agreement” means, with respect to any applicable Permitted Royalty Monetization Transaction, an intercreditor agreement (a) substantially consistent with the Acoramidis Intercreditor Agreement or (b) if not substantially consistent with the Acoramidis Intercreditor Agreement, either (x) having terms not materially less favorable to the Administrative Agent and the Lenders (taken as a whole) than those set forth in the Acoramidis Intercreditor Agreement or (y) that is otherwise reasonably acceptable to the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Account Charge” means, with respect to any Cash and Cash Equivalents of a Loan Party maintained in a jurisidction other than the United States, an agreement executed and delivered by the applicable Loan Party and Administrative Agent (or the Intercreditor Agent (Swiss), as applicable) that creates in favor of the Administrative Agent (or the Intercreditor Agent (Swiss), as applicable) for the benefit of the Secured Parties, a valid, perfected First Priority security interest (subject to any exceptions permitted in the Collateral Documents) in such Cash and Cash Equivalents.

“Acoramidis” means any product that contains the pharmaceutical compound known by the name acoramidis (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of acoramidis) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents.

“Acoramidis Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by between the Administrative Agent and the Acoramidis Revenue Transaction Agent, as collateral agent for the Acoramidis Purchasers, and acknowledged and agreed to by the Loan Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Acoramidis Revenue Transaction” means the Royalty Monetization Transaction contemplated under the Acoramidis Revenue Transaction Documents.

“Acoramidis Revenue Transaction Agent” means Alter Domus (US) LLC and any successor or assigns acting as collateral agent for the Acoramidis Purchasers.

“Acoramidis Revenue Transaction Agreement” means that certain Funding Agreement, dated as of the date hereof, by and among, (i) each of Borrower, Eidos Therapeutics, Inc., a Delaware corporation, BridgeBio International GmbH, a Swiss limited liability company, and BridgeBio Euro B.V., a private company with limited liability incorporated under Dutch law registered with the Dutch trade register under number 82337527, as seller parties, (ii) each of LSI Financing 1 Designation Activity Company, a designated activity company limited by shares duly incorporated under the laws of Ireland and CPPIB CREDIT EUROPE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and organized under the laws of the Grand Duchy of Luxembourg, as purchasers (collectively, the “Acoramidis Purchasers”), and (iii) the Acoramidis Revenue Transaction Agent, as collateral agent for the Acoramidis Purchasers.

“Acoramidis Revenue Transaction Documents” means, collectively, the Acoramidis Revenue Transaction Agreement, the Acoramidis Intercreditor Agreement and the other Transaction Documents (as defined in the Acoramidis Revenue Transaction Documents).

“Additional Equity Proceeds” means the Net Proceeds of any sale, after the Closing Date, of Qualified Capital Stock of Borrower.

“Adjusted EBITDA” shall mean, for any period, Net Income for such period:

(a) increased, without duplication, by the following, in each case, to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Net Income for such period:

(i) consolidated interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries;

(ii) all amounts attributable to depreciation and amortization for such period;

(iii) consolidated income tax expense for such period;

(iv) any non-cash charges or adjustments, including any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans) and any write-offs or write-downs reducing Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; and

(v) the amount of restructuring charges or any reasonable and documented out-of-pocket costs, fees or expenses incurred in connection with any Permitted Acquisitions or other similar Permitted Investment, any permitted issuance of Capital Stock or Indebtedness or any permitted Asset Sale during such period; provided, that, the aggregate amount of costs, fees, expenses, and charges added back to Adjusted EBITDA pursuant to this clause (a)(v) for any consecutive four fiscal quarter period shall not exceed the greater of (x) $[***] and [***]% of Adjusted EBITDA (calculated prior to giving effect to this clause (a)(v)); and

(b) decreased, without duplication, and to the extent included in arriving at such Net Income:

(i) interest income for such period;

(ii) income tax credits and refunds for such period;

(iii) non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Adjusted EBITDA in any prior period) and all other non-cash items of income for such period; and

(iv) all cash payments made during such period on account of accruals, reserves and other non-cash charges added to Net Income in a previous period pursuant to clause (a)(iv) above.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified in Section 2.19(a).

“Affected Loans” has the meaning specified in Section 2.19(a).

“Affected Product” has the meaning specified in Section 8.1(o).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or Capital Stock, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party. Any reference to an Affiliate of Blue Owl (or its Affiliates) shall include any Person that is controlled or managed by Blue Owl, or where Blue Owl has a direct or indirect majority economic interest therein.

“Aged Payables Amount” means, as of any date of determination, the aggregate amount of the Loan Parties’ total accounts payable (under GAAP) that, as of such date, has not been paid by the 120th day after the due date associated with such accounts.

“Aggregate Amounts Due” has the meaning specified in Section 2.13.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C.

§§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the PATRIOT Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination with respect to any Term Loan:

(a) from the Closing Date through (but not including) the [***] following the Product Milestone Date (such [***], the “Pricing Decrease Date”), the applicable percentage per annum set forth in the table below that corresponds to the most recent certified calculation of Adjusted EBITDA delivered to the Administrative Agent in the Compliance Certificate accompanying the financial statements delivered pursuant to Section 5.1(b) or (c), as applicable, and Section 5.1(d) (the “Adjusted EBITDA Calculation”):

Pricing Level	Adjusted EBITDA for the most recently ended Fiscal Quarter	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Less than $[***]	6.75%	5.75%
II	Greater than or equal to $[***]	6.50%	5.50%

(b) on and after the Pricing Decrease Date, the applicable percentage per annum set forth in the table below that corresponds to the most recent Adjusted EBITDA Calculation:

Pricing Level	Adjusted EBITDA for the most recently ended Fiscal Quarter	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Less than $[***]	6.50%	5.50%
II	Greater than or equal to $[***]	6.25%	5.25%

In each case of clauses (a) and (b) above, any adjustment to the Applicable Margin shall be re-determined quarterly as of the [***] immediately following the date of delivery (or required delivery) to the Administrative Agent of the Adjusted EBITDA Calculation (each, a “Pricing Adjustment Date”); provided that, if the Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level I” in the tables above, effective as of the immediately succeeding Pricing Adjustment Date until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the rate based upon the Adjusted EBITDA Calculation set forth in such certification).

“Applicable Premium” has the meaning specified in the Fee Letter.

“Application Event” means the (a) occurrence of an Event of Default and (b) the election by Administrative Agent or the Required Lenders during the continuance of such Event of Default to require that payments and proceeds of Collateral be applied pursuant to Section 2.12(f).

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Subsidiary of a Loan Party. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (c) any sale of accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or Subsidiary of the Borrower, (d) any Product Agreement and (e) any Royalty Monetization Transaction.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(i) an issuance of Capital Stock by a Subsidiary of the Borrower to the Borrower or to another Loan Party (other than a [***] Subsidiary);

(ii) use or transfer of Cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(iii) [***];

(iv) [***];

(v) the non-exclusive licensing or sublicensing of any Intellectual Property Rights in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and which are otherwise permitted under this Agreement (provided and for the avoidance of doubt that (x) any exclusive or co-exclusive license or other arrangement with respect to any Intellectual Property Rights and (y) any Royalty Monetization Transaction shall be deemed to be an Asset Sale);

(vi) the non-exclusive lease, assignment or sublease of any real or personal property (other than any Intellectual Property Rights or any property pursuant to a Royalty Monetization Transaction) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and which are otherwise permitted under this Agreement; and

(vii) the discontinuation of development or abandonment of any Product (other than any Specified Product) that, in the reasonable good faith judgment of the Borrower, is no longer commercially desirable or economically practical.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), (managing) director, chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Available Investment Amount” means, as of any date of determination, an amount equal to the sum of:

(a) $[***], plus

(b) an amount equal to the greater of (x) [***]% of Adjusted EBITDA for the most recently ended Measurement Period and (y) $[***], plus

(c) the amount of Additional Equity Proceeds which, as of such date: (i) are not held in a Blocked Account for purposes of complying with the Net Outstanding Amount requirements in the definition of Term Loan Maturity Date and (ii) have not otherwise been applied, including, without limitation, in connection with any Investment permitted under clause (s) of the definition of Permitted Investment or an investment under clause (d) of the definition of Permitted Intercompany Investments, minus

(d) the aggregate amount of Investments, Restricted Junior Payments and prepayments of Indebtedness previously made using the Available Investment Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” has the meaning specified in the definition of Anti-Terrorism Laws.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) Term SOFR (which rate shall be calculated based upon an Interest Period of three months and to be determined on a daily basis) plus 1.00%, and (d) 2.00% per annum. Any change in the Prime Rate, the Federal Funds

Effective Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of
“Term SOFR”.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficiary” means Administrative Agent and each Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” means a Deposit Account subject to Control Agreement pursuant to which, among other things, Administrative Agent has sole dominion and control (within the meaning of Section 9-104 of the UCC) over such Deposit Account.

“Blocked Person” means any Person:

(a) that is publicly identified (i) on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo program or (ii) as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above;

(c) which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(d) that is affiliated or associated with a Person described in clauses (a), (b), or (c) above.

“Blue Owl” has the meaning specified in the preamble hereto.

“Board of Directors” means, (a) with respect to any corporation or company, the board of directors of the corporation, company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Boxed Warning” means labeling requirements, as may be required by the FDA as set forth in 21 C.F.R. § 201.57(c)(1).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with Term SOFR or any SOFR Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, and subject to Section 1.2(a), any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a company or a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, shares, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Capital Stock shall exclude debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing (including without limitation, Permitted Convertible Indebtedness).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s, and (f) other investments made in accordance with Borrower’s cash management policy delivered to the Administrative Agent on or prior to the Closing Date (as such policy may be updated from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)).

“Change in Law” has the meaning specified in Section 2.14(a).

“Change of Control” means, at any time, the occurrence of any of the following events:

(a) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (i) shall have acquired beneficial ownership of more than [***]% on a fully diluted basis of the voting and/or economic interest in the securities or Capital Stock of Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower;

(b) any “change of control”, “fundamental change” or similar event shall occur under, and as defined in or set forth in any agreement evidencing any Royalty Monetization Transaction, any Permitted Convertible Indebtedness or any other Indebtedness in an aggregate principal amount of $[***] or more of Borrower or any of its Subsidiaries; or

(c) except pursuant to a transaction expressly permitted by this Agreement, Borrower shall cease to beneficially own and control, directly or indirectly, (i) with respect to any Loan Party that is a wholly-owned Subsidiary of the Borrower as of the Closing Date (or if later, as of the date on which such Subsidiary becomes a Loan Party) 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each such Loan Party or (ii) with respect to any Loan Party that is a non-wholly owned Subsidiary of the Borrower as of the Closing Date (or if later, as of the date on which such Person becomes a Loan Party), the percentage (on a fully diluted basis) of the economic and voting interest in the Capital Stock of such Loan Party beneficially owned or controlled by the Borrower on the Closing Date (or the date on which such Subsidiary becomes a Loan Party).

“Closing Date” means the date on which the Initial Term Loans are made, which is January 17, 2024.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Closing Date Refinancing” means the repayment of all outstanding Indebtedness under that certain Loan and Security Agreement, dated as of November 17, 2021, by and among the Borrower, the guarantors party thereto and lenders party thereto, and U.S. Bank National Association as administrative agent (as amended to date) and the termination of all guarantees, Liens and other security interests granted thereunder.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Documents” means the Pledge and Security Agreement, the Collateral Access Agreements, if any, any Mortgage, any Control Agreement, the Collateral Documents (Dutch), the Collateral Documents (Swiss) and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Documents (Dutch)” means a Dutch law governed security agreement over bank accounts, any present or future intellectual property rights, movable assets and receivables (the “Dutch Security Agreement”), a Dutch law deed of pledge of shares over shares, dividends and related assets (the “Dutch Share Pledge”), and all other instruments, documents and agreements governed by the laws of the Netherlands and delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of such Loan Party as security for the Obligations, in each case, as such Collateral Documents (Dutch) may be amended or otherwise modified from time to time.

“Collateral Documents (Swiss)” means (i) the quota pledge agreement by and among BridgeBio Europe B.V., the Intercreditor Agent (Swiss) and the other Secured Parties, (ii) the bank account pledge agreement by and among Swiss Guarantor, Intercreditor Agent (Swiss) and the other Secured Parties (and any related Control Agreement), (iii) the intellectual property rights pledge agreement by and among Swiss Guarantor, Intercreditor Agent (Swiss) and the other Secured Parties, (iv) the receivables security assignment agreement by and among Swiss Guarantor and Intercreditor Agent (Swiss) (acting also for the benefit of the Secured Parties) and (v) all other instruments, documents and agreements governed by the laws of Switzerland and delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Intercreditor Agent (Swiss) (or the Administrative Agent, as applicable), for the benefit of Secured Parties (and/or, if so required by Swiss law, to the Secured Parties directly) a Lien on any real, personal or mixed property, other than movable assets (Fahrnis), of such Loan Party as security for the Obligations, in each case, as such Collateral Documents (Swiss) may be amended or otherwise modified from time to time.

“Commercialize” means to market, offer for sale, distribute, sell, import, export or otherwise commercialize a Product.

“Common Stock” means the Borrower’s common stock.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract (including, but not limited to, any Material Contract), undertaking, agreement, license or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent (or the Intercreditor Agent (Swiss) as applicable), executed and delivered by the applicable Loan Party, Administrative Agent (or the Intercreditor Agent (Swiss) as applicable), and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Core Product” means, for purposes of Section 8.01(o), [***].

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 5.10.

“CPPIB” means CPPIB Credit Investments Inc., together with its Affiliates and Related Funds.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of Permitted Convertible Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower and its Subsidiaries’ operations and not for speculative purposes.

“Data Protection Laws” means applicable Requirements of Law concerning the protection, privacy or security of Personal Information (including any applicable laws of jurisdictions where the Personal Information was collected or otherwise processed) and other applicable consumer protection laws, and all regulations promulgated thereunder, including but not limited to, and to the extent applicable, HIPAA, the EU and UK General Data Protection Regulation (and all laws implementing or supplementing it), the California Consumer Privacy Act (as amended), and Section 5 of the Federal Trade Commission Act.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States, the Netherlands, Switzerland or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Term Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Term Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, as applicable, and ending on the earliest of the following dates: (a) the date on which all Term Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.9 or Section 2.10 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Term Loan Commitments and (c) the date on which Borrower, Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Rate” means any interest payable pursuant to Section 2.6.

“Defaulted Loan” has the meaning specified in Section 2.17.

“Defaulting Lender” has the meaning specified in Section 2.17.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disputes” has the meaning set forth in Section 4.23(d).

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations and the termination of the Term Loan Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations and the termination of the Term Loan Commitments), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), prior to the date that is [***]after the Stated Term Loan Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of current or former employees, directors, independent contractors or other service providers of the Loan Parties or by any such plan to such current or former employees, directors, independent contractors or other service providers, such Capital Stock shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations, including tax withholding, or as a result of such current or former employee’s, director’s, independent contractor’s or other service provider’s termination, death or disability; provided further that Disqualified Capital Stock shall exclude Permitted Equity Derivatives.

“Disqualified Institution” means (a) any of those Persons who are bona fide competitors of the Borrower that are identified by the Borrower in writing prior to the Closing Date, which list of bona fide competitors of the Borrower may be updated by the Borrower on a quarterly basis by sending such updated list to the Administrative Agent and the Lenders, provided that any such updates shall not take effect until [***] after the updated Disqualified Institution list is made available to the Administrative Agent, or (b)

any of those banks, financial institutions and other Persons separately identified by the Borrower in writing prior to the Closing Date (and, in each case, such specified entities’ Affiliates that are reasonably identifiable as Affiliates solely on the basis of their name, provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates). A list of the Disqualified Institutions shall be provided by the Administrative Agent to a Lender upon its request, including in connection with an assignment or participation hereunder; provided that, any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender) will not be deemed to be a Disqualified Institution hereunder.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dutch Guarantor” means a Guarantor formed or incorporated under the laws of the Netherlands, which as of the Closing Date is BridgeBio Europe B.V, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with office address Weerdestein 97, 1083 GG Amsterdam, the Netherlands, registered with the Commercial Register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82337527.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, (c) CPPIB and (d) any other Person (other than a natural Person); provided, in each case, neither Borrower nor any Affiliate of Borrower shall, in any event, be an Eligible Assignee; provided, further, in the case of clause (d) only, no Person owning or controlling any Capital Stock of any Loan Party (unless approved by Administrative Agent) shall, in any event, be an Eligible Assignee under clause (d).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was, within the past five plan years, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Encaleret” means any product that contains the pharmaceutical compound known by the name encaleret (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of encaleret) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, involving (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity, (c) injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws, or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials, or (b) occupational safety and health, industrial hygiene, or the protection of the environment, human, plant or animal health or welfare.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual or alleged Release or threatened Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for purposes of provisions relating of Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, or (i) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan, (j) the imposition on Borrower or any of its Subsidiaries of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 502(c), (i) or (l), of ERISA in respect of any Employee Benefit Plan, (k) the imposition on Borrower or any of its Subsidiaries of material liability arising out of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan.

“Erroneous Payment” has the meaning specified in Section 9.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” means Deposit Accounts (a) the balance of which consists exclusively of withheld income taxes and foreign, federal, state or local employment taxes in such amounts as are required to be paid to the IRS or any other government agencies within the following two months with respect to employees of the Borrower or any of its Subsidiaries, (b) used exclusively for payroll to or for the benefit of employees of the Borrower or any of its Subsidiaries in such amounts as are required to be paid to such employees within the immediately succeeding two payroll cycles, (c) used exclusively for health care reimbursement accounts or employee benefits accounts, including any accounts exclusively containing amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Borrower or any of its Subsidiaries, (d) which are segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) fiduciary accounts, escrow accounts or trust accounts, (e) having amounts on deposit or otherwise maintained therein that do not exceed $[***] individually or $[***] in the aggregate at any one time, (f) which are Deposit Accounts that are zero balance accounts, or (g) exclusively used to hold cash collateral or other deposits constituting Liens permitted by clauses (d), (k), (o), (w), (x) or (z) of the definition of Permitted Liens, in each case, only to the extent that granting of a security interest in, or Lien on, such Deposit Account would violate the express terms of the agreement giving rise to such Lien.

“Excluded Subsidiary” means (a) any not-for-profit Subsidiary, (b) any captive insurance entity, (c) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or dissolved within [***] of its formation thereof or such later date as permitted by Administrative Agent in its reasonable discretion, (d) [reserved], (e) any Subsidiary that is an Immaterial Subsidiary, (f) any Subsidiary that is prohibited or restricted by any Requirement of Law or by contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained, or (g) a Subsidiary with respect to which (i) the burden or cost of providing a guarantee shall outweigh the benefits to be obtained by the Lenders therefrom or (ii) the provision of a guarantee by such Subsidiary would result in material adverse tax consequences to the Borrower and its Subsidiaries, taken as a whole, in each case, as determined by the Borrower and the Administrative Agent. Notwithstanding the foregoing, no Subsidiary that (i) owns any Products or any Intellectual Property Rights material to the business of the Borrower and its Subsidiaries, (ii) is party to any Royalty Monetization Transaction, or (iii) is a Loan Party as of, or at any time after, the Closing Date, shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e), and (iv) any withholding Taxes imposed under FATCA.

“Existing Notes” means, collectively, the 2027 Notes and 2029 Notes.

“Fair Share” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Laws” means all applicable statutes, rules, regulations, policies and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable Governmental Authority.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Federal Health Care Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, or 1128B of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1320a-7h), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law that directly or indirectly govern the distribution, sale and promotion of any drug, biologic or other product subject to regulation under Public Health Laws, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Federal Health Care Programs” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means, collectively, (i) the fee letter agreement, dated the Closing Date, between the Borrower and Administrative Agent and (ii) the arranger fee letter agreement, dated as of the Closing Date, between the Borrower and ORCA I LLC, and “Fee Letter” means either of the foregoing.

“Financial Officer Certification” means, with respect to the financial statements or calculations for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset encumbered by a mortgage in favor of Administrative Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floor” means a rate of interest equal to 1.00% per annum.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611).

“Fosdenopterin” means any product that contains the pharmaceutical compound known by the name fosdenopterin (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of fosdenopterin) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents.

“Funding Default” has the meaning specified in Section 2.17.

“Funding Notice” means a written notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, including any patent office, in each case whether associated with a state of the United States, the United States, the Netherlands, Switzerland or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, clearance, approval, Registration, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means each Subsidiary of the Borrower (other than Excluded Subsidiaries) and each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

“Guarantor Subsidiary” means each Guarantor.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to Administrative Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means, regardless of amount or quantity, (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law, (b) petroleum and its refined products, (c) polychlorinated biphenyls, (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials, (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws, and (f) any substance or materials that are otherwise regulated under Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder, and other Requirements of Law regulating the privacy and/or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information.

“Historical Financial Statements” means as of the Closing Date, (a) the audited consolidated financial statements of the Borrower and its Subsidiaries, for the Fiscal Year ended December 31, 2022, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) the financial statements of the Borrower and its Subsidiaries for each of the Fiscal Quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, consisting of consolidated balance sheets and the related consolidated statements of income and cash flows for each such Fiscal Quarter.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of a Loan Party that (i) has assets representing [***]% or less of the total assets of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the last day of the most recent Fiscal Quarter for which financial statements have been, or were required to have been, delivered pursuant to Sections 3.1(f), 5.1(b) or 5.1(c), as applicable (the “Test Date”) and (ii) contributes [***]% or less of the total revenues of the Borrower and its Subsidiaries, for the Fiscal Quarter ended on the Test Date; provided, however, that if at any time and from time to time on or after the Closing Date, the Subsidiaries that would otherwise be Immaterial Subsidiaries hereunder (x) comprise more than [***]% of the total assets of Borrower and its Subsidiaries as of the Test Date, (y) contribute more than [***]% of the total revenues of Borrower and its Subsidiaries for the Fiscal Quarter ended on the Test Date or (z) hold Cash and Cash Equivalents in an amount exceeding $[***], then the Borrower shall, (i) not later than [***] after the date by which financial statements for such period are required to be delivered (or such longer period as the Administrative Agent may agree in its sole discretion), designate in writing to Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement and (ii) comply with the requirements set forth in Section 5.10. As of the Closing Date, the Subsidiaries listed on Schedule 1.1 are Immaterial Subsidiaries.

“Increased Cost Lenders” has the meaning specified in Section 2.18.

“Incremental Amendment” has the meaning specified in Section 2.21.

“Incremental Term Loan” has the meaning specified in Section 2.21.

“Incremental Term Loan Commitment” has the meaning specified in Section 2.21.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition (excluding (i) any such obligations incurred under ERISA, (ii) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms, (iii) deferred compensation obligations and (iv) earn-outs, milestone obligations or other deferred payment obligations in connection with any Permitted Acquisition or other Investment that are not fixed or subject to any contingency (it being understood that the satisfaction of such contingency shall not result in such obligation ceasing to be “contingent” for purposes of the foregoing and that the making of any such payment shall constitute an Investment and must be permitted by clause (e) of the definition of Permitted Investments)), (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another, (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, (j) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above, (k) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes, (l) Disqualified Capital Stock, and (m) all obligations in respect of Royalty Monetization Transactions. The Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is non-recourse to such Person. No Permitted Equity Derivatives shall constitute Indebtedness under the foregoing clause (k).

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted in writing against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the statements contained in the proposal letter delivered by any Lender to Borrower prior to the Closing Date with respect to the transactions contemplated by this Agreement, or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Infigratinib” means any product that contains the pharmaceutical compound known by the name infigratinib (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of infigratinib) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents.

[***]

“Initial Term Loan” means the Term Loan funded on the Closing Date pursuant to Section 2.1(a)(i).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $450,000,000.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Installment” has the meaning specified in Section 2.8.

“Installment Payment Date” means the last Business Day of each Fiscal Quarter, commencing with the earlier of (x) the Fiscal Quarter ending June 30, 2027 and (y) the first Fiscal Quarter after the Closing Date during which the Borrower’s Market Capitalization is less than $1,500,000,000.

“Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Intellectual Property Rights” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, as they exist throughout the world, including:

(a) any Patent;

(b) trademarks, trade names, service marks, brands, trade dress and logos, packaging design, slogans, domain names and the goodwill and activities associated therewith;

(c) copyrights, mask work rights, confidential information, trade secrets, database rights, including all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations, adaptations, and combinations of the above;

(d) Know-How;

(e) rights of privacy and publicity, and moral rights; and

(f) any and all other intellectual property rights or proprietary rights, whether or not patentable, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, claims of infringement and misappropriation against third parties, and regulatory filings, submissions and approvals.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date, made by the Loan Parties and their Subsidiaries in favor of Administrative Agent for the benefit of the Secured Parties.

“Intercreditor Agent (Swiss)” has the meaning assigned to such term in the Acoramidis Intercreditor Agreement.

“Intercreditor Agreement” means (a) the Acoramidis Intercreditor Agreement or (b) any Acceptable Intercreditor Agreement, and “Intercreditor Agreements” means, collectively, each of the foregoing.

“Interest Payment Date” means (a) the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of the Loans (whether by scheduled maturity, acceleration or otherwise).

“Interest Period” means, in connection with a SOFR Loan, an interest period of three months (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be and ending on the Interest Payment Date to occur after such Credit Date or Conversion/Continuation Date, and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (b)(iii) of this definition, end on the last Business Day of a calendar month, and (iii) no Interest Period with respect to any portion of any Term Loan shall extend beyond the Stated Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, which in each case is (a) for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and (b) not for speculative purposes.

“Interest Rate Determination Date” means, the Periodic Term SOFR Determination Day or the Base Rate Term SOFR Determination Day, as the context may require.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the securities or Capital Stock or all or substantially all of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance, or capital contributions (or transfer or similar payment made from one entity to its Subsidiary in lieu of any capital contributions that would otherwise be required) by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness (including, without limitation, any intercompany indebtedness) and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (d) any direct or indirect guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment, less the amount of cash actually indefeasibly received or returned and not subject to any claw-back or similar rights.

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, in which the Borrower or any of its Subsidiaries holds any Capital Stock or other equity interest; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Know-How” means all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulations formulas, data (including pharmacological, toxicological, non-clinical data, clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), inventions, devices, assays, chemical formulations, specifications, product samples and other samples, physical, practices, procedures, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples in each case, knowledge, know-how, trade secrets and the like, in written, electronic, oral or other tangible or intangible form, patentable or otherwise, which are not generally known.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Licensee” means any third party to which Borrower or any of its Subsidiaries, directly or indirectly through multiple tiers, grants a license, a sublicense, or other right to Commercialize a Product in any jurisdiction.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, license or sublicense, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of securities or Capital Stock, any purchase option, call or similar right of a third party with respect to such securities or Capital Stock.

“Loan” means any Term Loan.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office, and with respect to Borrower, in which it will be charged with the Term Loan made to, and all other Obligations incurred by the Loan Parties.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letters, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, the Perfection Certificate, any Intercreditor Agreement, any amendment or supplement to, or any waiver or consent under, any of the foregoing, and any other document executed and delivered by a Loan Party for the benefit of the Administrative Agent in connection herewith.

“Loan Party” means the Borrower or any Guarantor.

“Loan Party Partner” has the meaning set forth in Section 4.33(a).

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board as in effect from time to time.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of Borrower’s Common Stock as reported for each of the five (5) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of Borrower’s Common Stock trade on the NASDAQ (or, if the primary listing of such Common Stock is on the New York Stock Exchange, on the New York Stock Exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of Borrower’s Common Stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or the New York Stock Exchange, as applicable), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Effect” means a material adverse effect on (a) the business operations, properties, assets, financial condition, or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform their obligations under the Loan Documents, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party, (d) the Collateral or the validity, perfection or priority of Administrative Agent’s Liens on the Collateral, or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under the Loan Documents.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, which, as of the Closing Date, are those contracts and arrangements listed on Schedule 4.15.

“Material Regulatory Liabilities” means (i) any Liabilities arising from the violation of FDA Laws, Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or the terms, conditions of or requirements applicable to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), (a) exceed $[***] individually or in the aggregate, or (b) results in a Material Adverse Effect.

“Measurement Period” means, at any date of determination, the most recently completed [***] consecutive Fiscal Quarters of the Borrower and its Subsidiaries for which financial statements have been (or were required to have been) delivered in accordance with Section 5.1(b) or 5.1(c) (or, prior to the first delivery of any such financial statements, the period of [***] consecutive Fiscal Quarters of the Borrower and its Subsidiaries ended September 30, 2023).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or deed to secure debt that encumbers Real Property, in form and substance reasonably satisfactory to Administrative Agent, made by a Loan Party in favor (or for the benefit) of Administrative Agent for the benefit of the Secured Parties, to secure the Obligations and is delivered to Administrative Agent as provided in Section 5.11.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NDA” means a new drug application submitted to the FDA pursuant to 21 C.F.R. Part 314 to obtain regulatory approval for a product in the United States.

“Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Net Outstanding Amount” means, as of any date of determination with respect to any Existing Notes, the sum of (x) the aggregate principal amount thereof outstanding at such time minus (y) up to $[***] of Additional Equity Proceeds that are held in a Blocked Account (which proceeds shall not, for the avoidance of doubt, constitute Qualified Cash).

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide costs or expenses incurred in connection with such Asset Sale that are properly attributable to such Asset Sale and to the extent paid or payable to non-Affiliates, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale, and (D) any reasonable and documented out-of-pocket fees or expenses incurred in connection therewith; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds, (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual costs or expenses incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (B) any bona fide costs and expenses incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith, and (c) with respect to any sale or issuance of Capital Stock, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by Borrower or any Subsidiary in connection therewith.

“NIH” has the meaning specified in the definition of Public Health Laws.

“Non-Loan Party” means a Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note evidencing the Initial Term Loan or an Incremental Term Loan, as applicable.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including former Administrative Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), the Applicable Premium, the Prepayment Premium (if any), Erroneous Payment Subrogation

Rights, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” has the meaning specified in the definition of Anti-Terrorism Laws.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Orange Book Patent” means any Product Patents listed in the FDA’s Orange Book pursuant to 21 U.S.C. Section 355(b)(1), as such patent listing may be amended from time to time, together with all foreign counterpart patents.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate of incorporation, its articles or memorandum of incorporation, organization or association, its constitution and its by-laws, and any certificate of change of name, (b) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, and (d) with respect to any limited liability company, its trade register excerpt (as applicable), its articles of organization, and its operating agreement (or, in each case of (a) through (d), the equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction). In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official or authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official or authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“Party” means a party to this agreement.

“Patent” means any United States issued patent or patent application, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend the duration or any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“PATRIOT Act” has the meaning specified in Section 4.29.

“Payment Office” means Administrative Agent’s office located at 399 Park Avenue, 37th Floor, New York, NY 10022 or such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate” means (a) that certain Perfection Certificate and Diligence Request dated as of the Closing Date and/or (b) a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the assets of one or more Loan Parties.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition by the Borrower or its Subsidiaries, whether by purchase, merger, in-licensing or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, or Patents or similar or related Intellectual Property Rights of, any Person; provided, that:

(a) immediately prior to, and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary in connection with such acquisition, shall be owned [***]% by a Loan Party, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary, any actions required to be taken as of such date as set forth in Section 5.10, Section 5.11 and/or Section 5.12, as applicable;

(d) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the Permitted Transaction Qualified Cash Requirement after giving effect to such acquisition;

(e) Borrower shall have delivered to Administrative Agent at least [***] (or such shorter period as agreed to by Administrative Agent in writing) prior to such proposed acquisition, such information and documents that Administrative Agent may reasonably request, including, without limitation, financial information with respect to such acquired assets, to the extent such financial information is available, and drafts of the respective acquisition agreements related thereto;

(f) any Person or assets or division as acquired in such Permitted Acquisition shall be in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date (or in lines of business reasonably related or incidental thereto, or such other lines of business as may be consented to by Administrative Agent (such consent not to be unreasonably withheld or delayed));

(g) such acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(h) (x) prior to the Sales Milestone Date, the total cash consideration paid (including any deferred purchase price, earnouts, milestone payments based on FDA approval or other similar contingent acquisition consideration, but excluding milestone payments based on annual sales or annual net sale) in connection with all such acquisitions since the Closing Date shall not exceed [***]; and (y) on and after the Sales Milestone Date, total cash consideration paid with respect to milestone payments based on FDA approval shall not exceed $[***]; provided, that, in each case, the payment in cash of any deferred purchase price, earnouts or other contingent acquisition consideration shall be subject to compliance with the requirement set forth in clause (d) above.

“Permitted Convertible Indebtedness” means (x) Indebtedness of the Borrower in respect of the Existing Notes and (y) other Indebtedness of the Borrower that is convertible based on a fixed conversion rate (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) into shares of Common Stock of the Borrower or other securities or property following a merger event or other change of the Common Stock of the Borrower, cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such Common Stock or such other securities); provided that (a) at the time such Indebtedness is incurred, no Default or Event of Default has occurred and is continuing or would occur as a result of such incurrence, (b) all necessary corporate, company, shareholder or similar actions shall be taken and consents obtained in connection with the issuance of such Indebtedness, (c) the issuance of such Indebtedness shall be consummated in compliance with all applicable Requirements of Law, and (d) the documentation evidencing such Indebtedness shall have been delivered to Administrative Agent and shall be subject to customary terms for similar convertible transactions in the public markets (as determined by the Borrower in good faith), including all of the following terms: (i) it shall be (and shall remain at all times) unsecured, (ii) it shall not have a maturity (and shall not have any scheduled amortization or other scheduled payments of principal) prior to the date that is [***] after the Stated Term Loan Maturity Date, (iii) it shall not have any negative covenants (other than customary covenants limiting dispositions, mergers and consolidations), (iv) it shall have no restrictions on the Borrower’s ability to grant liens securing the Obligations, (v) it shall not prohibit the incurrence of the Obligations, (vi) it is not guaranteed by any Subsidiary of the Borrower, and (vii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least [***] (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least [***]% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Equity Derivatives” means any forward purchase, accelerated share repurchase, call option, warrant or other derivative transactions in respect of the Borrower’s Capital Stock; provided, that (x) such transaction shall be classified in the Borrower’s stockholders’ equity under ASC 815-40 or any successor provision and (y) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined by the Borrower in good faith.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) to the extent constituting Indebtedness, Permitted Intercompany Investments; provided, that such Indebtedness shall be unsecured and the parties thereto are party to an Intercompany Subordination Agreement;

(c) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Asset Sales permitted hereunder;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(e) Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within [***] of incurrence;

(g) Indebtedness outstanding on the Closing Date and described on Schedule 6.1, and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(h) Indebtedness with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition) in an aggregate amount outstanding not to exceed $[***] at any time, and together with the aggregate outstanding amount of Indebtedness described in clause (l) below, $[***]; provided that any such Indebtedness shall be secured only by the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence of such Indebtedness;

(i) guaranties with respect to Indebtedness of the Borrower or any of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness to the extent such guaranties are not prohibited by Section 6.7; provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(k) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(l) Indebtedness of a Person whose assets or Capital Stock are acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount outstanding not to exceed, together with the aggregate outstanding amount of Indebtedness described in clause (h) above, $[***]; provided, that such Indebtedness (i) is either purchase money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to a facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(m) (i) Permitted Convertible Indebtedness in respect thereof in an aggregate outstanding principal amount not to exceed at any time, the greater of (x) $[***] and (y) [***]% of the Borrower’s Market Capitalization (determined as of the date of pricing of any such Permitted Convertible Indebtedness) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(n) [reserved];

(o) earnouts, holdbacks, seller notes, deferred purchase price or other similar obligations incurred in connection with Permitted Acquisitions or similar Permitted Investments in an aggregate outstanding amount not to exceed $[***] at any time;

(p) any Permitted Royalty Monetization Transaction;

(q) Indebtedness of the Borrower or any of its Subsidiaries in respect of treasury, depository, credit or debit card, purchasing cards, or cash management services or any automated clearing house transfers of funds, netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business;

(r) reimbursement obligations in connection with letters of credit, bank guarantees or similar extensions of credit, in an aggregate outstanding amount not to exceed $[***] at any time;

(s) obligations (contingent or otherwise) existing or arising under any Interest Rate Agreement and any Currency Agreement;

(t) Subordinated Indebtedness in an aggregate outstanding amount not to exceed $[***];

(u) Indebtedness of Joint Ventures or Non-Loan Parties, in an aggregate outstanding amount not to exceed at any time $[***];

(v) [reserved];

(w) other Indebtedness of the Borrower and its Subsidiaries, in an aggregate outstanding amount not to exceed at any time $[***]; provided that no Indebtedness between a Loan Party that is not a [***]Subsidiary, on the one hand, and a [***]Subsidiary, on the other hand, shall be permitted under this clause (w);

(x) to the extent constituting Indebtedness, any liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) for corporate income tax (vennootschapsbelasting) and/or value added tax (omzetbelasting) purposes between Dutch Guarantors; and

(y) any guarantee or indemnity pursuant to section 2:403 DCC in respect of any Dutch Guarantor and any residual liability with respect to such guarantees or indemnity arising under Section 2:404 DCC.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt.

“Permitted Intercompany Investments” means Investments by (a) a Loan Party to or in another Loan Party, (b) a Non-Loan Party to or in another Non-Loan Party; (c) a Non-Loan Party to or in a Loan Party, so long as, in the case of a loan or an advance, the parties thereto are party to an Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary that is a Non-Loan Party; provided that, with respect to the making of any Investment pursuant to this clause (d), as of the date of such Investment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate outstanding amount of all such Investments as of such date shall not exceed the Available Investment Amount, and (iii) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the Permitted Transaction Qualified Cash Requirement after giving effect to such Investment; provided further that, no Product, Product Patent or Registration shall be assigned, transferred, contributed, licensed, sublicensed, or otherwise disposed by any Loan Party pursuant to this clause (d) other than Permitted Product Agreements; provided further that, notwithstanding anything to the contrary, the aggregate amount of Investments made in the [***] Subsidiaries by the [***] Subsidiary Loan Parties on or after the Closing Date shall (1) be limited to investments consisting solely of Cash and Cash Equivalents and (2) not exceed $[***] in the aggregate during the [***] after the Closing Date, which cap shall be increased by an additional $[***] in the aggregate during the next [***] (in each case, plus up to an amount equal to [***]% of Additional Equity Proceeds to the extent included in the Available Investment Amount); provided no Investments shall be permitted in any [***] Subsidiary from and after the [***] of the Closing Date.

“Permitted Investments” means:

(a) Investments in Cash and Cash Equivalents;

(b) Investments consisting of notes receivable of the Loan Parties, or prepaid royalties and other credit extensions made by the Loan Parties in the ordinary course of business, in an aggregate amount not to exceed $[***] at any one time outstanding;

(c) Permitted Intercompany Investments;

(d) loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate outstanding amount not to exceed $[***];

(e) Permitted Acquisitions;

(f) Investments existing on the Closing Date and described on Schedule 6.7;

(g) any Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(h) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of customary trade arrangements with customers;

(j) advances made in connection with purchases of goods or services in the ordinary course of business;

(k) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(l) Investments in Joint Ventures using the Available Investment Amount so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the Permitted Transaction Qualified Cash Requirement after giving effect to such Investment;

(m) Investments in Interest Rate Agreements and Currency Agreements permitted by clause (s) of the definition of Permitted Indebtedness;

(n) Permitted Equity Derivatives purchased with the proceeds of Permitted Convertible Indebtedness permitted pursuant to Section 6.5(g);

(o) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business and permitted pursuant to Section 6.12;

(p) Investments accepted by a Loan Party in connection with an Asset Sale permitted hereunder;

(q) Investments received in connection with the bankruptcy or reorganization of a customer or supplier in the ordinary course of business;

(r) guarantees of operating leases or of other obligations of any Loan Party permitted under this Agreement that do not constitute Indebtedness, in each case, entered into by any Loan Party in the ordinary course of business; and

(s) so long as no Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount not to exceed $[***] per Fiscal Year (with any unused amounts for any Fiscal Year ended after the Closing Date permitted to be carried over to the next Fiscal Year but not any subsequent Fiscal Year) plus the amount of Net Proceeds received by Borrower from the issuance of Qualified Capital Stock of Borrower substantially contemporaneously with the making of such Investment to the extent included in the Available Investment Amount; provided that, with respect to any Investments made using Additional Equity Proceeds, such Investments must, substantially contemporaneously with the making of such Investment, become Collateral hereunder.

“Permitted Liens” means:

(a) Liens in favor of Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Property;

(k) Liens existing on the Closing Date and described on Schedule 6.2; provided that any such Lien shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(l) Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to clause (h) of the definition of Permitted Indebtedness; provided, any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens assumed by the Borrower and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (l) of the definition of Permitted Indebtedness;

(o) Liens solely on any cash securing Indebtedness permitted pursuant to clause (r) of the definition of Permitted Indebtedness;

(p) Liens securing any judgments, writs or warrants of attachment or similar process not constituting an Event of Default under Section 8.1(h);

(q) Liens that are contractual rights of setoff relating to purchase orders entered into with customers, vendors or suppliers of such Person in the ordinary course of business;

(r) leases, subleases, licenses or sublicenses that are (i) permitted by Section 6.9(b) or (ii) excluded from the definition of Asset Sale;

(s) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, as part of a bank’s standard term and conditions, including Liens arising under the general terms and conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by financial institutions in the Netherlands pursuant to its general terms and conditions and Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of any Swiss bank with which such accounts are maintained in Switzerland; provided, that, unless such Liens are non‑consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(t) Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u) Liens securing Indebtedness of Joint Ventures or Non-Loan Parties permitted pursuant to clause (u) of the definition of Indebtedness so long as such Liens do not encumber any assets of the Loan Parties;

(v) (i) subject to the Acoramidis Intercreditor Agreement, Liens granted under the Acoramidis Revenue Transaction Documents; (ii) subject to any Acceptable Intercreditor Agreement, Liens granted under the definitive documents governing any other Permitted Royalty Monetization Transaction (including the [***]); and (iii) customary back-up security interests granted under any Permitted Royalty Monetization Transaction;

(w) Liens on cash collateral in an aggregate amount not to exceed $[***] securing Indebtedness permitted pursuant to clause (q) of the definition of Permitted Indebtedness;

(x) Liens on cash collateral in an aggregate amount not to exceed $[***] securing Indebtedness permitted pursuant to clause (s) of the definition of Permitted Indebtedness;

(y) in respect of a Dutch Guarantor or in connection with any security in the Netherlands, a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right of retention (recht van retentie) or a right to reclaim goods (recht van reclame) in the ordinary course of business; and

(z) other Liens on assets of the Borrower or any Subsidiary of the Borrower with respect to obligations that do not exceed $[***] at any one time outstanding.

Notwithstanding the foregoing, no Liens on any Product, Product Patent or Registrations shall be permitted (other than non-consensual Liens constituting “Permitted Liens” and Liens described in clauses (a) and (r) above).

“Permitted Product Agreement” means, with respect to any Product, (x) each of the Product Agreements existing on the Closing Date and set forth on Schedule 4.23(b) and (y) each other Product Agreement that grants a license or sublicense of any rights under any Product Intellectual Property Rights or Registrations that allows such Person to develop, manufacture or Commercialize such Product, but, solely with respect to any exclusive license or exclusive sublicense, only outside of the United States and its territories; provided, that, in the case of this clause (y), any such Product Agreement (i) shall not provide for the legal transfer of title to any Product Intellectual Property Rights or Registrations relating to a Product, other than the legal transfer of Registrations to licensees or sublicensees pursuant to such Product Agreement for such counterparty to hold in order to develop or Commercialize the Product that is the subject of such Registration in the applicable foreign jurisdiction other than the United States and its territories, (ii) does not restrict or penalize the disclosure of royalty and similar reports to the Administrative Agent and the Lenders in accordance with Section 5.1(e)(i) hereof and (iii) shall not constitute a Restricted License. For the avoidance of doubt, if a Product Agreement grants [***] such Product Agreement shall not be a “Permitted Product Agreement.” For clarity, unless otherwise set forth under clauses (i), (ii) or (iii) above, if a Product Agreement grants [***] such Product Agreement shall be a “Permitted Product Agreement”.

“Permitted Product Agreement Transaction” means a license or sublicense transaction pursuant to a Permitted Product Agreement; provided that (i) the consideration received for any such transaction shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Borrower’s Board of Directors), (ii) no Event of Default shall have occurred and be continuing at the time of such transaction or result therefrom and (iii) no proceeds thereof shall be used to finance the repurchase of Capital Stock of the Borrower or pay dividends on any Capital Stock of the Borrower.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Subsidiaries; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to Administrative Agent and the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(d) the obligors under, and assets encumbered by the Liens securing, such Permitted Refinancing Indebtedness shall be limited to the obligors under, and assets securing, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(e) in the case of Permitted Convertible Indebtedness, such Indebtedness complies with the terms set forth in the proviso of the definition of Permitted Convertible Indebtedness.

“Permitted Royalty Monetization Transaction” means, collectively, (a) the Acoramidis Revenue Transaction, (b) the [***]and (c) any other Royalty Monetization Transaction in respect of any Product that consists of the sale or disposition of either (x) revenues or rights to revenues with respect to such Product (any such Royalty Monetization Transaction, a “Revenue RMT”) or (y) any monetary payments (contingent or otherwise) payable to the Borrower or its Subsidiaries by a counterparty under a Permitted Product Agreement (any such Royalty Monetization Transaction, a “Payment RMT”), so long as, in each case of this clause (c): (i) solely in the case of any Revenue RMT, the aggregate amount of revenues or rights to revenues sold or otherwise disposed pursuant to such Revenue RMT, together with all other Revenue RMTs with respect to such Product (including any revenue participation interests sold or disposed of under the Acoramidis Revenue Transaction (solely with respect to Acoramidis) or the [***] ), shall not to exceed [***]% of net sales of such Product, (ii) solely in the case of any Payment RMT, the aggregate amount of monetary payments sold or otherwise disposed pursuant to such Payment RMT, together with all other Payment RMTs with respect to such Product, shall not to exceed $[***], (iii) the consideration received for such transaction shall be in an amount at least equal to the fair market value thereof (as reasonably determined by the Borrower’s Board of Directors), (iv) the terms of such transaction shall be (A) substantially consistent with the Acoramidis Revenue Transaction or (B) otherwise reasonably acceptable to the Administrative Agent, (v) such transaction is subject to an Acceptable Intercreditor Agreement to the extent secured by any assets of the Borrower or its Subsidiaries (except where such security interest consists solely of a customary back-up security interest, in which case, such transaction shall not be required to be subject to an Acceptable Intercreditor Agreement unless the counterparty to such transaction has required that the Administrative Agent release its Liens on the monetary payments sold or otherwise disposed pursuant to such transaction), (vi) the economic terms of such transaction shall be reasonable and customary for similar transactions, (vii) such transaction shall not (x) require the payment of any milestones, true-ups or other payments that are capable of resulting in aggregate payments in respect of such transaction becoming due and payable prior to the earlier of (i) the payment in full of the Obligations (other than such contingent obligations or liabilities hereunder that by the express terms thereof survive such payment in full of all Obligations) and (ii) the date that is [***] after the Stated Term Loan Maturity Date, when taken together with all royalty and other similar payments made to the counterparty to such transaction during any Fiscal Year and any payments under any other Royalty Monetization Transaction in respect of the same Product or Products during such Fiscal Year, in excess of [***]% of such net sales of such Product or Products for such Fiscal Year or (y) include any financial maintenance covenants, including, without limitation, any minimum cash requirement and (viii) unless the Acoramidis Revenue Transaction shall have terminated or except to the extent permitted under the Acoramidis Revenue Transaction Agreement, any Permitted Royalty Monetization Transaction in respect of Acoramidis shall be (1) unsecured (and shall not include any back-up security interests) and (2) structured as a Payment RMT (and not a Revenue RMT).

“Permitted Transaction Qualified Cash Requirement” means, with respect to any applicable transaction, the Loan Parties have, on a pro forma basis after giving effect to such transaction, Qualified Cash in amount not less than the greater of (x) $[***] and (y) [***].

“Person” means and includes natural persons, corporations, companies, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint

Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Information” means any information (i) that identifies or can be reasonably used to identify a natural person, or (ii) defined as “personal data,” “personal information,” “protected health information,” “personal data,” or similar term under applicable Data Protection Laws.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by Grantors in favor of Administrative Agent for the benefit of the Secured Parties.

“Prepayment Premium” has the meaning specified in the Fee Letter.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower and each Lender.

“Priority Review Voucher” means a voucher issued by the FDA to the sponsor of a rare pediatric disease product application, as such term is defined in 21 U.S.C. § 360ff, which entitles the holder of such voucher to priority review of an NDA after the date of approval of the rare pediatric disease product application.

“Privacy Policies” has the meaning specified in Section 4.36.

“Pro Rata Share” means, with respect to:

(a) a Lender’s obligation to make the Initial Term Loan, the percentage obtained by dividing (i) such Lender’s Initial Term Loan Commitment by (ii) the Total Initial Term Loan Commitment;

(b) a Lender’s right to receive payments of interest, fees and principal with respect to a Term Loan, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan; and

(c) all other matters, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan.

“Product” means Acoramidis, Infigratinib, Encaleret, Fosdenopterin, and any other product/product candidate being developed or Commercialized by the Borrower or any of its Subsidiaries from time to time, including but not limited to any acquired Product that is acquired or in-licensed pursuant to a Permitted Acquisition.

“Product Agreement” means any agreement entered into between Borrower or any of its Subsidiaries with another Person that includes the granting of a license or sublicense of any rights under any Product Intellectual Property Rights or Registrations that allows such Person to develop, manufacture or Commercialize a Product.

“Product Intellectual Property Rights” means (a) the Product Patents and (b) any and all Intellectual Property Rights owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Borrower or its Affiliates relating to any Product.

“Product Milestone” means the date on which the FDA approves a first NDA for Acoramidis; provided (i) that the approved labeling for such Product does not include a Boxed Warning and (ii) the FDA has not required a REMS for such Product in the United States.

“Product Milestone Date” means the date on which the Borrower shall have delivered a certificate representing and warranting, and otherwise demonstrating to the reasonable satisfaction of Administrative Agent, as confirmed in writing by Administrative Agent (such confirmation not to be unreasonably delayed, withheld or conditioned), that the Product Milestone has been achieved.

“Product Patents” means the U.S. and foreign Patents and pending Patent applications owned or in-licensed by Borrower or any of its Subsidiaries, now or in the future, that relate to, or otherwise may be useful in connection with, the research, development, manufacture, use, or sale of one or more of the Products.

“Product Revenue” means, for any period, [***] all, in respect of clauses (a) and (b), as determined in accordance with GAAP and calculated on a basis consistent with the Historical Financial Statements delivered to Administrative Agent prior to the Closing Date.

“Projections” has the meaning specified in Section 5.1(u).

“Protective Advances” has the meaning specified in Section 9.11.

“Public Health Laws” means all Requirements of Law governing the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug, biologic or other product subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations.

“Qualified Capital Stock” means, with respect to any Person, all Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the sum of (i) unrestricted Cash and Cash Equivalents (other than restrictions created by the Collateral Documents) of the Loan Parties held in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Accounts or Securities Accounts are subject to a Control Agreement or an Account Charge, less (ii) the Aged Payables Amount; provided, that during the applicable period specified in paragraph 1 of Schedule 5.15, all Cash and Cash Equivalents of the Loan Parties maintained in Deposit Accounts or Securities Accounts that will be subject to a Control Agreement or any Account Charge by the end of such period shall be deemed to be Qualified Cash, notwithstanding the fact that such account may not be subject to a Control Agreement or any Account Charge, as applicable, at such time.

“Qualifying Product” means, for purposes of Section 8.1(o), any of [***].

“Real Estate Asset” means, at any time of determination, any Real Property owned by a Loan Party, but only to the extent such Real Property constitutes Collateral and is encumbered by a Mortgage pursuant to the terms of this Agreement.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries.

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Refinancing Convertible Indebtedness” has the meaning specified in Section 6.17.

“Register” has the meaning specified in Section 2.3(b).

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any Governmental Authority that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, Governmental Authority reimbursement, use and sale of Products.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar inspectional observations, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA or under the Public Health Laws, or a comparable Governmental Authority in any other regulatory jurisdiction.

“Regulatory Withdrawal Notice” has the meaning specified in Section 8.1(o).

“Reinvestment Amounts” has the meaning specified in Section 2.10(a)(i).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

“REMS” means a risk evaluation and mitigation strategy, to the extent required by the FDA pursuant to 21 U.S.C. § 355-1.

“Replacement Lender” has the meaning specified in Section 2.18.

“Required Lenders” means, as of any date of determination, Lenders whose Pro Rata Share (calculated in accordance with clause (c) of the definition thereof) aggregate at least [***]% as of such date; provided, that, Required Lenders shall include (x) Blue Owl if, as of such date, Blue Owl and its Affiliates and Related Funds collectively hold at least the lesser of (i) [***]% and (ii) $[***] of the outstanding principal amount of the Term Loans and (y) CPPIB if, as of such date, CPPIB holds at least the lesser of (i) [***]% and (ii) $[***] of the outstanding principal amount of the Term Loans.

“Required Prepayment Date” has the meaning specified in Section 2.11(b).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives or requirements of, any Governmental Authority, in each case that are binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Act or any comparable transaction under any similar law, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any Non-Loan Party now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any Non-Loan Party now or hereafter outstanding, (d) any payment made with respect to any Royalty Monetization Transaction, and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness that is contractually subordinated to the Obligations.

“Restricted License” means any Product Agreement entered into on or after the Closing Date that (i) includes provisions restricting or penalizing the granting of a security interest in, or Lien on, such Product Agreement or the related Product Intellectual Property Rights (other than customary non-assignment provisions that are rendered ineffective under the UCC), (ii) restricts the assignment of such Product Agreement upon the sale or other disposition of all or substantially all of the assets to which such Product Agreement relates (other than customary provisions requiring the assumption by the applicable purchaser of all obligations under such Product Agreement), or (iii) does not permit the disclosure of information to be provided thereunder to Administrative Agent and the Lenders, any purchaser or prospective purchaser in a foreclosure or other Asset Sale of all or any portion of the Collateral (subject to customary confidentiality obligations); provided a Product Agreement shall not be a “Restricted Licenses” by virtue of clause (iii) if Borrower and/or the applicable Subsidiary has used commercially reasonable efforts to permit, or other obtain permission for, such disclosure.

“Royalty Monetization Transaction” means any monetization or financing transaction involving (a) the sale, transfer, option or collateralization of (i) any monetary payments (contingent or otherwise) payable to the Borrower or its Subsidiaries by a counterparty under a Product Agreement, or (ii) any Product Revenues, or (b) the provision of financing for the development, manufacture and/or Commercialization of any Product in exchange for the future payment of royalties, milestones and other amounts (whether or not contingent), including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty, development financings and revenue interest transactions (including but not limited to clinical trial funding arrangements), and hybrid monetization transactions.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Safety Notices” has the meaning specified in Section 4.33(e).

“Sales Milestone” means the achievement by the Borrower and its Subsidiaries of Product Revenue (calculated on a trailing twelve-month basis) of at least $[***] from the sale of Acoramidis.

“Sales Milestone Date” means the date on which the Borrower shall have delivered a certificate representing and warranting, and otherwise demonstrating to the reasonable satisfaction of Administrative Agent, as confirmed in writing by Administrative Agent (such confirmation not to be unreasonably delayed, withheld or conditioned), that the Sales Milestone has been achieved, which may be measured as of any month end based on monthly financial statements; provided, that, in the case of financial statements for any month which is not the final month for any Fiscal Quarter, such financial statements shall be prepared in accordance with GAAP and be accompanied by a Financial Officer Certification.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933.

“Senior Total Debt” means, as of any date of determination, the aggregate outstanding principal amount of third party Indebtedness of the Borrower and its Subsidiaries consisting of Indebtedness of the type described in clause (a), (b), (c) or (g) of the definition thereof, in each case, to the extent not subordinated on terms and conditions reasonably satisfactory to Administrative Agent in right of payment to the Obligations; provided, that Senior Total Debt shall not include Indebtedness in respect of any letter of credit except to the extent of any unreimbursed obligations in respect of any such drawn letter of credit that is not paid when due.

“Senior Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (i) Senior Total Debt as of such date minus (ii) the lesser of (a) Qualified Cash as of such date and (b) $[***], to (y) Adjusted EBITDA for the most recently ended Measurement Period.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit F.

“Solvent” means, (a) for purposes of Section 4.20(a), with respect to the Borrower, that as of the date of determination, (i) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets, (ii) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Initial Projections or with respect to any transaction contemplated or undertaken after the Closing Date, (iii) the Borrower has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (iv) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (b) for purposes of Section 4.20(b), with respect to the Loan Parties (taken as a whole), that as of the date of determination, (i) the sum of the Loan Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Parties’ present assets, (ii) the Loan Parties’ capital is not unreasonably small in relation to their business (taken as a whole) as contemplated on the Closing Date and reflected in the Initial Projections or with respect to any transaction contemplated or undertaken after the Closing Date, (iii) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability (taken as a whole) to pay such debts as they become due (whether at maturity or otherwise) and (iv) the Loan Parties (taken as a whole) are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Special Installment” has the meaning specified in Section 2.8.

“Specified Products” means, collectively, [***], and “Specified Product” means any of the foregoing.

“Specified Subsidiaries” means, collectively, [***], and “Specified Subsidiary” means any of the foregoing; provided, however, that each of the foregoing shall cease to be a Specified Subsidiary upon the twenty-first month anniversary of the Closing Date to the extent that such Specified Subsidiary remains a Subsidiary of the Borrower at such time.

“[***] Subsidiaries” means, collectively, (a) the Specified Subsidiaries and (b) [***], and “[***] Subsidiary” means any of the foregoing; provided, however, that [***] shall cease to be a [***] Subsidiary upon delivery by the Borrower to the Administrative Agent of an irrevocable written notice (such notice, the “[***] Notice”) electing for [***] to no longer be designated as a [***] Subsidiary.

“Springing Term Loan Maturity Date I” means the date that is ninety-one (91) days prior to the stated maturity of the 2027 Notes.

“Springing Term Loan Maturity Date II” means the date that is ninety-one (91) days prior to the stated maturity of the 2029 Notes.

“Stated Term Loan Maturity Date” means January 17, 2029.

[***].

“[***] Notice” has the meaning specified in the definition of [***] Subsidiary.

“Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment to the Obligations pursuant to a subordination agreement satisfactory to the Administrative Agent in its reasonable discretion.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, limited liability company, association, joint venture or other business entity of which more than [***]% of the total voting power of shares of stock, shares, or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swiss Federal Tax Administration” means the tax authorities referred to in art. 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means any Guarantor formed or incorporated under the laws of Switzerland, which as of the Closing Date is BridgeBio International GmbH, a Swiss limited liability company.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, collectively, the Initial Term Loan and each Incremental Term Loan (if any).

“Term Loan Commitment” means, collectively, the Initial Term Loan Commitment and the Incremental Term Loan Commitments (if any).

“Term Loan Maturity Date” means the earliest of (a) the Stated Term Loan Maturity Date, (b) the Springing Term Loan Maturity Date I, solely to the extent that as of such date, (i) the 2027 Notes remain outstanding and (ii) the Net Outstanding Amount in respect of the 2027 Notes is greater than $50,000,000, (c) the Springing Term Loan Maturity Date II, solely to the extent that as of such date, (i) the 2029 Notes remain outstanding and (ii) the Net Outstanding Amount in respect of the 2029 Notes is greater than $50,000,000 and (d) the date that the Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is [***] prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U. Business Day is not more than [***] prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is [***] prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than [***] prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” has the meaning specified in Section 2.18.

“Test Date” has the meaning specified in the definition of Excluded Subsidiary.

“Title Policy” has the meaning specified in Section 5.11.

“Total Initial Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Transaction Costs” means the reasonable and documented fees, costs and expenses payable by the Borrower or any of its Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents (including the Closing Date Refinancing).

[***].

“[***] Assets” means, collectively, (a) investigational small molecules for the treatment of [***], (b) all Product Intellectual Property Rights and all regulatory materials with respect to the foregoing clause (a), (c) all other tangible and intangible assets necessary for, or material to, the exploitation of the foregoing clause (a); provided, that, [***] Assets shall not include (i) any Product Intellectual Property Rights relating to any other Product of the Borrower and its Subsidiaries or (ii) any other tangible or intangible assets used in the exploitation of any other Product of the Borrower and its Subsidiaries.

“Type of Loan” means with respect to any Term Loan, a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.11(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded, (ii) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on December 31, 2018 shall be applied and (iii) with respect to revenue recognition and the impact of such accounting in accordance with FASB ASC 606 on the definitions and covenants herein, GAAP as in effect on December 31, 2017 shall be applied.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

(c) For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars ($)) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, including any Applicable Premium and any Prepayment Premium, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or Section 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees, charges (including loan fees, service fees, professional fees, and expense reimbursement) and other Obligations that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of all of the Term Loan Commitments. Notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (c) any reference herein to any Person shall be construed to included such Person’s successors and permitted assigns. This Section 1.3 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.4 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day.

Section 1.5 Certain Matters of Construction. References in this Agreement to “determination” by Administrative Agent include good faith estimates by Administrative Agent (in the case of quantitative determinations) and good faith beliefs by Administrative Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.6 Dutch Terms. In this Agreement, where it relates to a Dutch Guarantor, other Dutch person or the context so requires, a reference to:

(a) “the Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(b) “constitutional documents” or “organizational documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(c) a “security interest”, “lien” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(d) a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e) a “liquidator” includes a curator or a beoogd curator;

(f) an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(g) a “moratorium” includes surseance van betaling and a moratorium is declared includes surseance verleend;

(h) any “procedure” or “step taken” in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Dutch Tax Collection Act of The Netherlands (Invorderingswet 1990), but not (for the avoidance of doubt) where such notice is (deemed) filed by reason of a request by that person for the postponement of its tax liability payments made - and the authorities’ consent to and actual postponement of such payments - in accordance with the Decree of the Dutch State Secretary of Finance dated 13 September 2022, Decree no. 2022 - 219271 (Besluit noodmaatregelen coronacrisis) (as preceded, amended or replaced from time to time);

(i) “negligence” means schuld;

(j) “gross negligence” means grove schuld;

(k) “wilful misconduct” means opzet;

(l) an “attachment” includes a conservatoir beslag or executoriaal beslag;

(m) a “receiver” or an “administrative receiver” does not include a curator or bewindvoerder;

(n) “bad faith” means kwade trouw;

(o) a “receiver, trustee, custodian, sequestrator, conservator or similar official” includes a herstructureringsdeskundige or an observator; and

(p) a “necessary action to authorize” where applicable, includes without limitation:

(i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).

Article II

LOANS

Section 2.1 Term Loans.

(a) Loan Commitment. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrower in an amount equal to such Lender’s Initial Term Loan Commitment. The Borrower may request only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.9, all amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days prior to the Closing Date (or such shorter period permitted by Administrative Agent), with respect to Term Loans made on the Closing Date. Following the Closing Date (and subject to the conditions set forth in Section 3.2), whenever Borrower desires that Lenders make a Loan, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least one (1) Business Day prior to the proposed Credit Date for any Base Rate Loan and at least three (3) Business Days prior to the proposed Credit Date for any SOFR Loan (or in the case of any Incremental Term Loan, at such other times as may be set forth in the applicable Incremental Amendment). Except as otherwise provided herein, a Funding Notice for a Term Loan that is a SOFR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders (A) may act without liability upon the basis of written or facsimile notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Term Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its applicable Term Loan available to Administrative Agent not later than 12:00 p.m. on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the applicable Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower.

(c) Pro Rata Shares; Availability of Funds.

(i) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(ii) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.1(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.2 Use of Proceeds.

(a) The proceeds of the Initial Term Loans shall be applied by Borrower (a) to finance the Closing Date Refinancing and to pay the Transaction Costs and (b) for working capital, pipeline development and general corporate purposes of the Borrower and its Subsidiaries. No portion of the proceeds of the Term Loans shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Federal Reserve Board or any other regulation thereof or to violate the Exchange Act.

(b) Borrower acknowledges and agrees that no amounts borrowed under the Term Loans shall be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration has been obtained (in a form satisfactory to Administrative Agent, as directed by the Required Lenders) confirming that the intended “use of proceeds in Switzerland” does not result in interest payments in respect of any Term Loan becoming subject to withholding or deduction for Swiss Withholding Tax.

Section 2.3 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term

Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans (and stated interest therein) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and Borrower hereby agree that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes.

Section 2.4 Interest.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a SOFR Loan, at the Term SOFR plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any SOFR Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a SOFR Loan.

(c) In connection with SOFR Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall automatically be deemed to have selected a SOFR Loan. As soon as practicable on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period (or the Base Rate Loan for which an interest rate is then being determined to the extent the Base Rate is determined pursuant to clause (c) of the definition thereof) and shall promptly give notice thereof (in writing) to Borrower and each Lender.

(d) Interest payable hereunder shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to SOFR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Term Loan shall be payable in cash and in arrears (i) on each Interest Payment Date and (ii) upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.

(f) In connection with the use or administration of Term SOFR (including as contemplated by the last sentence of Section 2.19), the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g) Minimum Interest. When entering into this Agreement, Loan Parties have assumed in bona fide that any amounts, including interests and fees, payable under a Loan Document by a Loan Party are not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Notwithstanding the foregoing, if a tax deduction is required by law in respect of any amount payable by a Loan Party under a Loan Document and should it be unlawful for such Loan Party to comply with Section 2.15(a) for any reason, where this would otherwise be required by the terms of Section 2.15(a), then:

(i) the applicable interest rate in relation to that payment shall be the interest rate which would have applied to that payment as provided for by Section 2.4(a) or any other relevant provision in any Loan Document divided by 1 minus the rate at which the relevant tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii) the Loan Party shall:

(A) pay the relevant amount at the adjusted rate in accordance with Section 2.4(g)(i);

(B) make the tax deduction on the interest so recalculated; and

(C) all references to a rate of interest under a Loan Document shall be construed accordingly; and

(iii) to the extent that any amount payable by a Loan Party under any Loan Document becomes subject to Swiss Withholding Tax, the relevant Lender and the relevant Loan Party shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (A) for such Loan Party to obtain authorisation to make interest payments without them being subject to Swiss Withholding

Tax and (B) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.

Section 2.5 Conversion/Continuation.

(a) Subject to Section 2.19(b), Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless Borrower shall pay all amounts due under Section 2.19(b) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a SOFR Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a SOFR Loan); provided, that, in the event Borrower fails to deliver a Conversion/Continuation Notice, the Borrower shall automatically be deemed to have delivered a Conversion/Continuation Notice for a conversion to, or continuation as, a SOFR Loan. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.6 Default Interest. Automatically, after the occurrence and during the continuance of an Event of Default under Sections 8.1(a), (f) or (g), and after notice from the Administrative Agent acting at the direction of the Required Lenders, after the occurrence and during the continuance of any other Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder (including any Applicable Premium and Prepayment Premium, if applicable), shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is [***]% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans (the “Default Rate”). All interest payable at the Default Rate shall be payable in cash on demand. Payment or acceptance of the Default Rate of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.7 Fees.

(a) The Loan Parties agree to pay to Administrative Agent all fees payable by it in the Fee Letter in the amounts and at the times specified therein.

(b) All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

Section 2.8 Repayment of Term Loans. The principal amounts of the Term Loans shall be repaid in quarterly installments (each, an “Installment”) in the amounts set forth opposite each Installment Payment Date in the table below:

Installment Payment Date	Term Loan Installments
June 30, 2027	$22,500,000.00
September 30, 2027	$22,500,000.00
December 31, 2027	$22,500,000.00
March 31, 2028	$22,500,000.00
June 30, 2028	$22,500,000.00
September 30, 2028	$22,500,000.00
December 31, 2028	$22,500,000.00

Notwithstanding the foregoing, (v) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Sections 2.9 and 2.10, as applicable; (w) such Installments may, on not more than four (4) occasions, be deferred for one (1) Fiscal Quarter if, as of the due date of any such Installment, the Senior Total Net Leverage Ratio as of the last day of the most recent Measurement Period then ended is less than or equal to 5:00:1.00 (it being understood and agreed that this clause (w) shall apply solely to the deferral of Installment payments, but not Special Installment payments); (x) without limiting the foregoing provisions of this Section 2.8, if the Borrower’s Market Capitalization is less than $1,500,000,000 at any time after the Closing Date, then the Borrower shall be required to repay a principal amount of the Term Loans in quarterly installments (each, a “Special Installment”) in an amount equal to $10,000,000 on each Installment Payment Date, commencing with the first Installment Payment Date occurring thereafter, (y) the outstanding unpaid principal balance, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full in cash no later than the Term Loan Maturity Date; and (z) any Incremental Term Loans shall be repaid in accordance with the amortization schedule for such Incremental Term Loans in the Incremental Amendment applicable thereto. For the avoidance of doubt, any Special Installment payment required hereunder shall be in addition to, and not in lieu of, any Installment payment otherwise required hereunder.

Section 2.9 Voluntary Prepayments.

(a) Voluntary Prepayments.

(i) Subject to the terms of the Fee Letter, Borrower may prepay at any time the Term Loan on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.19), in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made (A) upon not less than one (1) Business Day’s prior written notice in the case of Base Rate Loans and (B) upon not less than three (3) Business Days’ prior written notice in the case of SOFR Loans, in each case given to Administrative Agent by 10:00 a.m. on the date required (and Administrative Agent will promptly notify each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11(a) with respect to the Term Loans.

Section 2.10 Mandatory Prepayments.

(a) Asset Sales.

(i) No later than [***] following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales (other than any Asset Sale described in clauses (i), (ii) (unless the Product Milestone Date has not occurred as of [***]), (iii), (v), (vi), (vii), (viii), (x), (xi), (xiii), (xv) or (xvi) of Section 6.9(b)) in excess of $[***] in the aggregate in any Fiscal Year, Borrower shall, subject to Section 2.11(b), prepay the Term Loans in the manner set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds in excess of $[***] in the aggregate for such Fiscal Year; provided, such prepayment shall not be required so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Borrower has delivered Administrative Agent prior written notice of Borrower’s intention to apply such monies (the “Reinvestment Amounts”) to the costs of purchase of other assets useful in the business of the Loan Parties including capital expenditures (other than, for the avoidance doubt, working capital, short-term investments and research and development expenses), (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (iv) the Loan Parties complete such reinvestment or purchase within [***] after the initial receipt of such monies, the Loan Parties shall have the option to apply the Reinvestment Amounts to reinvest in or to the costs of purchase of other assets used or useful in the business of the Loan Parties; provided, that if any such Net Proceeds cease to be intended to be or cannot be so reinvested during the applicable [***] period, subject to Section 2.11(b), Borrower shall prepay the Loans in an amount equal to any such Net Proceeds within [***] after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in Section 2.11(a); provided, further, that prior to the Product Milestone Date, Reinvestments Amounts under this Section 2.10(a)(i) shall not exceed $[***] in any given Fiscal Year and $[***] in the aggregate.

(ii) To the extent that any Loan Party receives any Net Proceeds from Asset Sales permitted under Section 6.9(b)(ii) at any time prior to the Product Milestone Date, [***].

(iii) Nothing contained in this Section 2.10(a) shall permit the Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.9.

(b) Insurance/Condemnation Proceeds. No later than the [***] following the date of receipt by any Loan Party, or Administrative Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty in excess of $[***] in the aggregate in any Fiscal Year, Borrower shall, subject to Section 2.11(b), prepay the Term Loan in the manner set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds in excess of $[***] in the aggregate for such Fiscal Year; provided, such prepayment shall not be required so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) Borrower has delivered Administrative Agent prior written notice of Borrower’s intention to apply the Reinvestment Amounts to the costs of purchase of other assets used or useful in the business of the Loan Parties (including capital expenditures) (other than, for the avoidance doubt, working capital, short-term investments and research and development expenses), (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected first-priority security interest, and (iv) the Loan Parties complete such purchase within 365 days after the initial receipt of such monies; provided, that if any such Net Proceeds are no longer intended to be or cannot be so reinvested during the applicable 365 day period, and subject to Section 2.11(b), an amount equal to any such Net Proceeds shall be applied [***] after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in Section 2.11(a).

(c) Issuance of Debt. On the date of receipt by the Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans in an aggregate amount equal to [***]% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(d) [Reserved].

(e) Prepayment Certificate. Concurrently with any prepayment of the Term Loan pursuant to Section 2.10(a) through Section 2.10(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds and compensation owing to Lenders pursuant to the Fee Letter, if any, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.11 Application of Prepayments.

(a) Application of Prepayments of Term Loans.

(i) Any prepayment of the Term Loan pursuant to Section 2.9 shall be applied as specified by Borrower pursuant to a written notice to Administrative Agent; provided that in the event Borrower fails to specify how such prepayment shall be applied, such prepayment shall be applied to prepay the Term Loans first, to reduce the scheduled remaining Installments in direct order of maturity.

(ii) Except in connection with any Waivable Mandatory Prepayment provided for in Section 2.11(b), so long as no Application Event has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.10 shall be applied first, to accrued interest and fees with respect to the Term Loans being prepaid and second, to reduce the scheduled remaining Installments on a pro rata basis. After application of mandatory prepayments of Term Loans described in this clause (ii) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts shall be applied to the remaining principal of the Term Loans until paid in full.

(b) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 2.10 (other than Section 2.11(c)), not less than [***] prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before 10:00 a.m. on the [***] prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before 10:00 a.m. on [***]prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable

Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.11(a)), and (ii) to the extent of any excess, to Borrower for working capital and general corporate purposes.

(c) At any time an Application Event has occurred and is continuing, all payments shall be applied pursuant to Section 2.12(f). Nothing contained herein shall modify the provisions of Section 2.12(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Applicable Premium, Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.12 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 10:00 a.m. on the date such payment is due and payable to Administrative Agent’s Account. Funds received by Administrative Agent after that time on such due date may be deemed to have been paid by Borrower on the next Business Day.

(b) All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued but unpaid interest on the principal amount being repaid or prepaid, any Prepayment Premium, any Applicable Premium, and all other amounts due and payable hereunder with respect to the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) Administrative Agent may deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 10:00 a.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt notice to Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f) At any time an Application Event has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.2, all payments or proceeds received by Administrative Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium and Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations in respect of any fees (other than any Prepayment Premium and Applicable Premium) and indemnities then due and payable to the Lenders with a Term Loan Commitment until paid in full;

fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full;

sixth, ratably to pay the principal of the Initial Term Loan until paid in full;

seventh, ratably to pay the Obligations in respect of any Prepayment Premium and Applicable Premium then due and payable to the Lenders with a Term Loan Commitment until paid in full; and

eighth, to the ratable payment of all other Obligations then due and payable until paid in full.

(g) For purposes of Section 2.12(f) (other than clause eighth of Section 2.12(f)), “paid in full” means payment in cash of all amounts due and payable under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of clause eighth of Section 2.12(f), “paid in full” means payment in cash of all amounts due and payable under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(h) Except as set forth in Section 10.26, (x) in the event of a direct conflict between the priority provisions of Section 2.12(f) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other; and (y) in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.12(f) shall control and govern.

(i) The Lenders and Borrower hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account with any amount due and payable by Borrower under any Loan Document. Each of the Lenders and Borrower agree that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. Any amount charged to the Loan Account shall be deemed a Loan hereunder made by the Lenders to Borrower, funded by Administrative Agent on behalf of the Lenders and subject to Section 2.2. The Lenders and Borrower confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Borrower and solely at Administrative Agent’s discretion, provided that Administrative Agent shall from time to time charge the Loan Account of Borrower with any amount due and payable under any Loan Document.

(j) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

Section 2.13 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Term Loans, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Term Loans in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.14 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. In the event that Administrative Agent or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by Administrative Agent or such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law) (a “Change in Law”): (i) subjects Administrative Agent or such Lender (or its applicable lending office) to any additional Tax (other than any (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to Administrative Agent or such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) [reserved]; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Administrative agent or such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to Administrative Agent or such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by Administrative Agent or such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to Administrative Agent or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Administrative Agent or such Lender in its sole discretion shall determine) as may be necessary to compensate Administrative Agent or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Administrative Agent or such Lender shall deliver to Borrower (with a copy to Administrative Agent, if applicable) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Administrative Agent or such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loan to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within [***] after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14(c) and delivered to Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within [***] after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14(c) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14(c) for any increased costs incurred or reductions suffered more than [***] prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15 Taxes; Withholding, Etc.

(a) Withholding of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Other Taxes. The Borrower shall timely pay to the relevant Governmental Authorities in accordance with applicable law or, at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification.

(i) The Borrower shall indemnify each Recipient, within [***] after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify Administrative Agent, within [***] after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h)(ii) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Evidence of Exemption From Withholding Tax.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.15) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal

Revenue Code, (x) a certificate in form and substance reasonably acceptable to the Borrower and the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate in form and substance reasonably acceptable to the Borrower and the Administrative Agent, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance reasonably acceptable to the Borrower and the Administrative Agent on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 2.15, the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14, 2.15 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14, 2.15 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Borrower agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.17 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that (x) [reserved], (y) becomes the subject of a Bail-in Action, or (z) other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) a Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; and (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Term Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding and the outstanding Term Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Term Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b). No Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by Borrower of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.18 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Borrower to remove such Increased-Cost Lender), by giving written notice to Borrower and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.7; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14 or 2.15; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. For the avoidance of doubt, all fees that would otherwise be due and payable to any Non-Consenting Lender, including, without limitation, any Prepayment Premium and any Applicable Premium, shall continue to be due and payable to such Non-Consenting Lender.

Section 2.19 Making or Maintaining SOFR Loans.

(a) Illegality or Impracticability of SOFR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its SOFR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the banking market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (A) the obligation of the Affected Lender to make Loans as, or to convert Loans to, SOFR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a SOFR Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) the Affected Lender’s obligation to maintain its outstanding SOFR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a SOFR then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.19(a) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, SOFR Loans in accordance with the terms hereof.

(b) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its SOFR Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by Borrower.

(c) Provisions with Respect to Term SOFR. Subject to Section 2.20, if prior to the commencement of any Interest Period for any SOFR Loan,

(i) Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, including, without limitation, because the use of “Term SOFR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or

(ii) Administrative Agent shall have received notice from the Required Lenders that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then Administrative Agent shall give written notice to Borrower and to the Lenders as soon as practicable thereafter. Until Administrative Agent shall notify Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make SOFR Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (B) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto. Notwithstanding anything to the contrary herein, but subject to Section 2.20, to the extent that (x) adequate and reasonable means do not exist for ascertaining Term SOFR with a three-month tenor, including, without limitation because Term SOFR for such tenor has been discontinued or is no longer published and (y) other Available Tenors for Term SOFR are still available and generally used in the banking market, then the Administrative Agent shall, in consultation with the Borrower, replace three-month Term SOFR with Term SOFR of such other Available Tenor.

Section 2.20 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on [***] after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.21 Incremental Term Loans. The Borrower may, from time to time after the Closing Date, with the prior written consent of the Administrative Agent, on one or more occasions request additional term loans (“Incremental Term Loans”) by delivering notice to the Administrative Agent at least [***] prior to the requested Credit Date identifying the amount of Incremental Term Loans so requested; provided, however, that:

(a) the aggregate amount of all such Incremental Term Loans shall not exceed $300,000,000;

(b) the Lenders making such Incremental Term Loans have received investment committee approval (in such investment committee’s sole discretion) with respect thereto, and no Lender shall be obligated to provide any Incremental Term Loan Commitments or fund any Incremental Term Loan without its consent;

(c) any such Increase shall be in an amount not less than $[***] (or such lesser amount then agreed to by the Administrative Agent);

(d) the terms and conditions with respect to any such Incremental Term Loans (including any fees payable in connection therewith) shall be set forth in the applicable Incremental Amendment with respect thereto; and

(e) the commitments in respect of such Incremental Term Loans (the “Incremental Term Loan Commitments”) shall become Term Loan Commitments hereunder pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide such Term Loan Commitment, if any, each additional Lender agreeing to provide such Commitment, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21.

Article III

CONDITIONS PRECEDENT

Section 3.1 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Loan Documents. Administrative Agent shall have received copies of each Loan Document duly executed and delivered by each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received a Secretary’s or Director’s Certificate for each Loan Party attaching (i) copies of each Organizational Document of such Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official or authority or registered agent, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates (or a commercial register excerpt evidencing the signatory power) of the officers or (managing) directors of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of such Loan Party (and, in respect of Swiss Guarantor, resolutions of the quotaholders such Swiss Guarantor) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary, assistant secretary or a director as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 4.2.

(d) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest (subject to any exceptions permitted in the Collateral Documents) in the personal property Collateral, Administrative Agent shall have received (subject to Section 5.15):

(i) evidence reasonably satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of Capital Stock (including stock certificates, if any, representing pledged Capital Stock along with appropriate endorsements), instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein), together with (A) appropriate financing statements on Form UCC‑1 in form for filing in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and each other Collateral Document and (B) evidence reasonably satisfactory to Administrative Agent of the filing of such UCC-1 financing statements;

(ii) a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed (if applicable) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, Control Agreements for all Deposit Accounts and Security Accounts held by a Loan Party) and made or caused to be made any other filing and recording reasonably required by Administrative Agent.

(f) Financial Statements; Initial Projections. Lenders shall have received from the Borrower (i) the Historical Financial Statements and (ii) the Initial Projections.

(g) Evidence of Insurance. Subject to Section 5.15, the Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to Administrative Agent.

(h) Opinions of Counsel. Lenders and their respective counsel shall have received an executed copy of the favorable written opinion of (i) Latham & Watkins LLP, counsel for Loan Parties (and each Loan Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders), (ii) Loyens & Loeff, Dutch counsel to the Administrative Agent and the Lenders and (iii)

Homburger AG, Swiss counsel to the Administrative Agent and the Lenders, in case as to such matters as Administrative Agent may reasonably request, dated the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(i) Fees. Borrower shall have paid to Administrative Agent, the fees and expenses then due and payable pursuant to Section 2.7 and Section 10.2.

(j) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a duly executed Solvency Certificate of a director or the chief financial officer of the Borrower substantially in the form of Exhibit F, dated as of the Closing Date and addressed to Administrative Agent and Lenders.

(k) Closing Date Certificate. Borrower shall have delivered to Administrative Agent a duly executed Closing Date Certificate, together with all attachments thereto.

(l) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, materially impairs the transactions contemplated by the Loan Documents or that would have a Material Adverse Effect.

(m) Minimum Qualified Cash. Administrative Agent shall have received evidence reasonably satisfactory to it that the Loan Parties shall have Qualified Cash of at least $70,000,000 (on a pro forma basis immediately after giving effect to any Credit Extensions made on the Closing Date, the Closing Date Refinancing, and the payment of all Transaction Costs required to be paid in Cash).

(n) No Material Adverse Effect/Material Regulatory Liability. Since [***], no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or a Material Regulatory Liability.

(o) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel.

(p) Bank Regulations. Administrative Agent shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to Administrative Agent.

(q) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.

(r) Representations and Warranties. The representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(s) No Default or Event of Default. No event shall have occurred and be continuing or would result from the consummation of the transactions contemplated herein that would constitute an Event of Default or a Default.

(t) Agent of Service of Process Letter. Each Loan Party organized outside of the United States shall have delivered to Administrative Agent a letter appointing an agent for service of process as required under Section 10.22.

(u) Registrations. All Registrations from the FDA and EMA in respect of the Products shall be valid and subsisting and in full force and effect.

(v) Works Council. If applicable, a positive or neutral advice from each relevant works council of each Dutch Guarantor which, if conditional, contains conditions which can reasonably be complied with, including the request for advice or, a confirmation of the board of directors of each relevant Loan Party included in the board resolutions that no works council has jurisdiction in respect of any of the transactions contemplated by the Loan Documents.

Each Lender, by delivering its signature page to this Agreement and funding the Initial Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 3.2 Conditions to Each Subsequent Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any date following the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) as of such Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to the Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(iv) the Administrative Agent shall have received evidence reasonably satisfactory to it that the Loan Parties shall have Qualified Cash of at least $70,000,000 (on a pro forma basis immediately after giving effect to the Credit Extension made on such Credit Date);

(v) the Loan Parties shall have paid all fees, costs and expenses then due and payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.7, and Section 10.2 hereof; and

(b) Notices. Any Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to Administrative Agent.

Article IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to the Administrative Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.1 Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists) under the laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing (to the extent such concept exists) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing (to the extent such concept exists) has not had, and would not be reasonably expected to have, a Material Adverse Effect.

Section 4.2 Capital Stock and Ownership. The Capital Stock of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Borrower or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries.

Section 4.3 Due Authorization. The execution, delivery and performance of the Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby and by the other Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4 No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) (i) violate any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries, except, in the cases of clauses (a)(i) and (a)(iii), as would not reasonably be expected to result in a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties except as would not reasonablt be expected to result in a Material Adverse Effect; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.5 Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Closing Date.

Section 4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets and condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

Section 4.8 Initial Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the Fiscal Years [***] through [***] including quarterly projections for each quarter during the Fiscal Years [***] through [***] and annual projections for each of the Fiscal Years [***] through [***] (the “Initial Projections”) are based on good faith estimates and assumptions made by the management of the Borrower; provided, the Initial Projections are not to be viewed as facts and that actual results during the period or periods covered by the Initial Projections may differ from such Initial Projections and that the differences may be material; provided, further, as of the Closing Date, management of the Borrower believed that the Initial Projections were reasonable.

Section 4.9 No Material Adverse Effect. Since [***], no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10 Adverse Proceedings, Etc. There are no Adverse Proceedings that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) individually or in the aggregate, would materially impair Administrative Agent’s security interest in the Collateral, the Borrower’s and its Subsidiaries’ respective rights, powers or remedies with respect to applicable Products or could otherwise reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in violation of or in default with respect to any final judgments, writs, injunctions, decrees, rules, laws or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign except to the extent such violation or default would not reasonably be expected to result in a Material Adverse Effect.

Section 4.11 Payment of Taxes. All material Tax returns and reports of the Borrower and its Subsidiaries required to be filed by or with respect to any of them have been timely filed, and all material Taxes due and payable and all material assessments, fees and other governmental charges upon or with respect to the Borrower and its Subsidiaries and upon or with respect to their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. There is no pending or, to the knowledge of the Borrower, proposed material Tax assessment, deficiency, audit or other proceeding against the Borrower or any of its Subsidiaries, except for such assessment, deficiency, audit or other proceeding that is being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP. Notwithstanding the foregoing, in the case of any Credit Date, matters occuring after the Closing Date that are permitted under Section 5.3 shall not violate this Section 4.11 with respect to such Credit Date.

Section 4.12 Properties, Title. Each of the Borrower and its Subsidiaries has (a) good, sufficient, marketable and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (i) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9, or (ii) defects in title or interests which would not, individually or in the aggregate, reasonably be expected to interfere with the Borrower or its applicable Subsidiary’s ability to conduct its business as currently conducted or utilize such property for its intended purpose. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and all such properties and assets are free and clear of Liens (other than Permitted Liens). As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of all Real Property of the Borrower and its Subsidiaries or where Collateral having an aggregate fair market value in excess of $[***] or a substantial portion of the books and records of the Borrower and its Subsidiaries are located.

Section 4.13 Environmental Matters. Except as any such failure could not reasonably be expected to result in a Material Adverse Effect:

(a) No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received written notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest.

(b) There has been no Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently owned or leased by any Loan Party.

(c) The operation of the business of, and all of the Real Property owned or leased by, each Loan Party are in compliance with all Environmental Laws.

(d) Each Loan Party holds and is in compliance Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the Real Property owned or leased by it.

Section 4.14 No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Material Contracts.

(a) Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.15 or in such updates).

(b) Except as described in Schedule 4.15, each Material Contract is a legal, valid and binding obligation of the Borrower, its Subsidiaries and, to the knowledge of the Loan Parties, each other party thereto, is enforceable in accordance with its terms and is in full force and effect, subject bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the Borrower nor its Subsidiaries, nor to the knowledge of the Borrower or its Subsidiaries, any other party to any Material Contract, is in material breach or default, under the terms of any Material Contract, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute a material breach or default by the Borrower or any of its Subsidiaries thereunder.

Section 4.16 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17 Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board or any similar regulation in any other jurisdiction.

Section 4.18 Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that has resulted or could resaonably be expected to result in a Material Adverse Effect.

Section 4.19 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.20 Solvency.

(a) Borrower is, both immediately before and immediately upon the incurrence of the Credit Extension by Borrower on the Closing Date and on each date on which this representation and warranty is made, will be, Solvent.

(b) The Loan Parties are, on a consolidated basis, both immediately before and immediately upon the incurrence of the Credit Extension by the Borrower on the Closing Date and on each date on which this representation and warranty is made, will be, Solvent.

Section 4.21 ERISA. The underlying assets of the Borrower and its Subsidiaries do not constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) or any similar applicable law) of one or more Benefit Plans and the execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and its Subsidiaries do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 4.22 Compliance with Statutes, Etc. Each of the Borrower and its Subsidiaries is in compliance with (i) its Organizational Documents and (ii) all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.23 Intellectual Property.

(a) To the knowledge of the Borrower and its Subsidiaries, each of the Borrower and its Subsidiaries own, or control, all Intellectual Property Rights that are necessary or material to the conduct of its business as currently conducted and proposed to be conducted, including the discovery, development, manufacture, use and Commercialization of the Products.

(b) Schedule 4.23(b) sets forth a true, correct and complete listing, under separate headings, of all (i) exclusive in-license agreements pursuant to which the Borrower or its Subsidiaries in-licenses any Product Intellectual Property Rights, and (ii) exclusive out-license agreements pursuant to which the Borrower or its Subsidiaries have granted any Person any right or interest under any Product Intellectual Property Rights, and (iii) any other in-license agreement or out-license agreements, in each case, are otherwise necessary or materially for the use of or rights in the Intellectual Property Rights (including co-existence agreements, settlement agreements, and covenants not to sue) (collectively, “License Agreements”). Each License Agreement identified on Schedule 4.23(b) is a valid and binding obligation of the applicable Loan Party and, to the knowledge of Borrower or the applicable Subsidiary that is party to a License Agreement, the counterpart(ies) thereto and is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither Borrower nor any of its Subsidiaries has received any written notice in connection with any such License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement. Neither Borrower nor any of its Subsidiaries has (A) given written notice to a counterparty of the termination of any such License

Agreement (whether in whole or in part) or any written notice to a counterparty expressing any intention to terminate any such License Agreement or (B) received from a counterparty thereto any written notice of termination of any such License Agreement (whether in whole or in part) or any written notice from a counterparty stating its intention to terminate any such License Agreement. Neither Borrower nor any of its Subsidiaries has consented to any assignment by the counterparty to any License Agreement of any of its rights or obligations under any such License Agreement, and, to the knowledge of Borrower or the applicable Subsidiary that is pary to a License Agreement, the counterparty has not assigned any of its rights or obligations under any such License Agreement to any Person. Neither Borrower nor any of its Subsidiaries has notified in writing the respective counterparty to any License Agreement or any other Person of any claims for indemnification under any License Agreement nor has Borrower or any Subsidiary received any written claims for indemnification under any License Agreement. Neither Borrower nor any Subsidiary has received any written notice from, or given any written notice to, any counterparty to any License Agreement alleging any infringement of any of the Patent Rights licensed thereunder.

(c) Schedule 4.23(c) sets forth a true, correct and complete listing, including the owner and registration or application number, of all the Product Intellectual Property Rights that are U.S. (federal or state) and foreign (i) Product Patents, and identifies the owner of each such patent/application, (ii) registered trademarks and trademark applications, (iii) registered copyrights and copyright applications, (iv) domain names, and (v) any other form of registered Product Intellectual Property Rights. Except as identified in Schedule 4.23(c), (i) the owner listed on Schedule 4.23(c) is the exclusive owner of such registration or application; (ii) to Borrower’s and its Subsidiaries’ knowledge, such registrations are valid, subsisting and enforceable; (iii) none of those registrations or applications have lapsed or been abandoned, cancelled or expired; (iv) the applicable Loan Party has taken all reasonable steps to maintain such registrations or applications, including by timely filing fees and responses; and (v) each individual associated with the filing and prosecution of such registrations or applications, including the named inventors in the case of the Product Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such duties exist. Borrower may update this list to add additional registrations or applications, so long as such amendment occurs by written notice to Administrative Agent, subject to the Loan Party’s obligations and restrictions under this Agreement.

(d) There is no opposition, interference, reexamination, inter partes review, post-grant review, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) that is pending or currently threatened in writing, that challenges the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the Product Intellectual Property Rights that are owned by Borrower or its Subsidiaries and to the knowledge of Borrower and its Subsidiaries, that are licensed by Borrower or its Subsidiaries. Neither the Borrower nor its Subsidiaries is aware of any facts that could provide a reasonable basis for such a claim challenging the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the Product Intellectual Property Rights that are owned by Borrower or its Subsidiaries and to the knowledge of Borrower and its Subsidiaries, that are licensed by Borrower or its Subsidiaries. The Borrower and its Subsidiaries have not received any written notice that there is any, and to their knowledge there is no Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.

(e) There is no past, pending or threatened (in writing), and to the knowledge of Borrower and its Subsidiaries, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the discovery, development, manufacture, use or Commercialization of any Product, once marketed, does or could infringe on any Patent or other Intellectual Property Rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other Intellectual Property Rights and neither the Borrower nor its Subsidiaries is aware of any facts that could provide a reasonable basis for such a claim.

(f) To the knowledge of the Borrower, there is no product that infringes or, once marketed, could infringe on any issued Patents included in the Product Intellectual Property Rights that are that are owned by Borrower or its Subsidiaries and to the knowledge of Borrower and its Subsidiaries, that are licensed by Borrower or its Subsidiaries.

(g) Except as disclosed in Schedule 4.23(f), neither the Borrower nor its Subsidiaries has entered into any Contractual Obligation, commitment or undertaking (i) creating a lien, charge, security interest or other encumbrance on, or relating to or affecting the Product Intellectual Property Rights or any of its royalties on, or proceeds from, sales of the Product, (ii) pursuant to which the Borrower or its Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of the Product, or (iii) providing for milestone payments or similar development-, commercialization- or intellectual property-related payments to any Person applicable (or that with further development and commercialization may become applicable) to the Product.

Section 4.24 Insurance. Each of the Borrower and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law or as may be required under Section 5.5 hereof. Schedule 4.24 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.25 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.26 Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, in each case, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.27 Bank Accounts and Securities Accounts. Schedule 4.27 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.28 Security Interests.

(a) With respect to the Collateral Documents governed by New York law, such Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and (i) when the Pledged Equity Interests (as defined in the Pledge and Security Agreement) constituting certificated securities (as defined in the UCC) required to be delivered to the Administrative Agent under the Pledge and Security Agreement is delivered to the Administrative Agent, together with appropriate instruments of transfer, the Lien created under such Collateral Documents will constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed and maintained in the applicable filing offices, the Lien created under such Collateral Documents will constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in such Collateral Documents to the extent that a security interest in such Collateral may be perfected by the filings of such financing statements, in each case prior and superior in right to any other Person.

(b) Upon the filing and recordation of the Pledge and Security Agreement (or a short form thereof), or an agreed upon filing or “short form” instrument referenced therein with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with financing statements in appropriate form filed and maintained in the applicable filing offices, the Liens created by the Pledge and Security Agreement shall constitute fully perfected First Priority Liens on, and security interests in, all right, title and interests of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on United States Patents, Patent applications, registered trademarks, trademark applications, including the goodwill associated with the trademarks, registered United States copyrights and copyright applications and exclusive licenses of registered United States copyrights acquired by the Loan Parties after the date hereof).

Section 4.29 PATRIOT ACT and FCPA. To the extent applicable, each Loan Party is in compliance with (a) the laws, regulations and Executive Orders administered by OFAC, and (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act ) of 2001 (the “PATRIOT Act”). Neither the Loan Parties nor any of their officers, directors, employees, agents or shareholders acting on the Loan Parties’ behalf shall use the proceeds of the Loans to make any payments, directly or indirectly (including through any third party intermediary), to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”). None of the Loan Parties, nor any of their Affiliates, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person. None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.30 Reserved.

Section 4.31 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements made or furnished to Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information (including the Initial Projection and all other Projections) contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, are material and pertinent in the transactions contemplated hereby or the Products that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby. The information provided by the Loan Parties to Lenders in the Perfection Certificate (as supplemented in accordance with Section 5.1(n)) is true and correct in all material respects as of the date such Perfection Certificate was delivered.

Section 4.32 Use of Proceeds. The proceeds of the Term Loans shall be used in accordance with the requirements of Section 2.2.

Section 4.33 Regulatory Compliance.

(a) Each of the Borrower and its Subsidiaries have all Registrations from the FDA, comparable foreign counterparts or any other comparable Governmental Authority required to conduct their respective businesses as currently conducted, except where the failure to have such Registrations would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Each of such Registrations is valid and subsisting in full force and effect, except where such invalidity would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the knowledge of the Borrower and its Subsidiaries, neither the FDA nor any comparable Governmental Authority is has threatened limiting, suspending, or revoking such Registrations or changing the scope of the marketing authorization or the labeling of any Products under such Registrations, except where such limitations, suspensions, revocations or changes would not, whether individually or in the aggregate, reasonably be expected to result in Material Regulatory Liabilities. To the knowledge of the Borrower and its Subsidiaries, except as would not, whether individually or in the aggregate, reasonably be expected to result in Material Regulatory Liabilities, there is no false or materially misleading information or significant omission in any Product application or other notification, submission or report to the FDA or any comparable Governmental Authority that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided the Borrower and its Subsidiaries were true, complete, and correct in as of the date of submission to FDA or any comparable Governmental Authority. The Borrower and its Subsidiaries have not failed to fulfill and perform their material obligations which are due under each such Registration, and to the knowledge of the Borrower, no event has occurred which would reasonably be expected constitute a breach or default under any such Registration, in each case that would reasonably be expected to result in Material Regulatory Liabilities,. To the knowledge of the

Borrower and its Subsidiaries, any third party that develops, researches, manufactures, commercializes, distributes, sells or markets Products pursuant to an agreement with the Borrower or its Subsidiaries (a “Loan Party Partner”) is in compliance with all Registrations from the FDA and any comparable Governmental Authority insofar as they pertain to Products, and each such Loan Party Partner is, and since [***] has been, in compliance with applicable Public Health Laws, except in each case where the failure to so be in compliance would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities.

(b) Each of the Borrower and its Subsidiaries is in compliance, and since [***] has been in compliance, with all applicable Public Health Laws, except to the extent that any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in Material Regulatory Liabilities.

(c) To the extent applicable, all products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of the Borrower or any of its Subsidiaries, that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been since [***] and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance with all applicable Public Health Laws, except for such noncompliance that would not reasonably be expected to, individually or in the aggregate, result in a Material Regulatory Liabilities. None of the Products has been the subject of any products liability or warranty action against the Borrower or its Subsidiaries or any non-legal claim for clinical trial compensation by trial participants, except as would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities.

(d) Neither the Borrower nor any of its Subsidiaries is currently subject to any material obligation arising pursuant to a Regulatory Action and, to the knowledge of the Borrower and its Subsidiaries, no such material obligation or Regulatory Action has been threatened by a Governmental Authority in writing.

(e) Since [***], there have been no material recalls, field notifications, field corrections, market withdrawals or replacements, detentions, warnings, “dear doctor” letters, investigator notices, safety alerts or other written notice of action relating to an actual or potential lack of safety, efficacy, or regulatory compliance of any Products (“Safety Notices”), and to the knowledge of the Borrower and its Subsidiaries, there are no facts or circumstances that are reasonably likely to result in (x) a material Safety Notice, (y) a material change in labeling of any Product, (z) a material termination or suspension of research, testing, manufacturing, distribution, or commercialization of any Product.

Section 4.34 Government Contracts. Except as set forth on Schedule 4.34 as of the Closing Date hereof, neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement with any Governmental Authority and none of the Borrower’s or such Subsidiary’s accounts receivables or other rights to receive payment are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

Section 4.35 Healthcare Regulatory Laws.

(a) None of the Borrower and its Subsidiaries, nor, to their knowledge, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any written order, individual integrity agreement, corporate integrity agreement, deferred or non-prosecution agreement or other written agreement with any Governmental Authority concerning their compliance with Federal Health Care Program Laws in any material respect.

(b) None of the Borrower, its Subsidiaries, or any officer, director, managing employee or, to the knowledge of the Borrower, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, or any Loan Party Partner: (i) has been, since [***], convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has had, since [***], a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iii) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) to the knowledge of the Borrower and its Subsidiaries, is the target or subject of any current or potential suit, claim, action, proceeding, arbitration, mediation, inquiry, subpoena or investigation relating to any of the foregoing or any Federal Health Care Program-related offense, or which could result in the imposition of material penalties or the debarment, suspension or exclusion from participation in any Federal Health Care Program. Since [***], none of the Borrower, its Subsidiaries, or any officer, director, managing employee or, to the knowledge of the Borrower, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof has been debarred, excluded, disqualified or suspended from participation in any Federal Health Care Program or under any FDA Laws (including 21 U.S.C. § 335a).

(c) None of the Borrower and its Subsidiaries, nor to the knowledge of the Borrower, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of the Borrower and its Subsidiaries, any Loan Party Partner, has, since [***], violated any Federal Health Care Program Laws, except where the violation would not reasonably be expected to result, either individually or in the aggregate, in Material Regulatory Liabilities.

(d) To the knowledge of the Borrower and its Subsidiaries, since [***], no person has filed or has threatened to file in writing against the Borrower or any of its Subsidiaries, an action relating to any FDA Law, Public Health Law or Federal Health Care Program Law under any whistleblower statute, including without limitation, the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

Section 4.36 Data Protection. Each of the Borrower and its Subsidiaries is operating, and since [***] has been operating in material compliance with: (i) applicable Data Protection Laws; (ii) applicable industry standards with which Borrower and its Subsidiaries have agreed to comply; and (iii) all of the Borrower and each of its Subsidiaries’ internal privacy policies, in each case relating to privacy, data protection, consumer protection, consent or the collection, retention, protection, and use of Personal Information collected, used or maintained by the Loan Parties or by third parties provided with access to the records of the Borrower and each of its Subsidiaries that contain any Personal Information. To the extent required by applicable Data Protection Laws, each of the Borrower and its Subsidiaries has adopted and published privacy notices and policies, that comply in all material respects with applicable Data Protection Laws and accurately describe the privacy practices of the Borrower or any Subsidiary (as applicable), to any website, mobile application or other electronic platform and complied in all material respects with those notices and policies (collectively, with each of the Borrower and each of its Subsidiaries’ internal privacy policies, the “Privacy Policies”). The execution, delivery and performance of this Agreement complies in all material respects with (i) all Data Protection Laws and (ii) the Borrower’s and each Subsidiary’s Privacy Policies. During the [***], neither the Borrower nor any Subsidiary, nor to the knowledge of the Borrower and its Subsidiaries any third party acting on behalf of the Borrower or any Subsidiary, has experienced any incidences in which Personal Information of the Borrower or any Subsidiary was stolen or improperly accessed, including any breach of security or other loss, unauthorized access, use or disclosure of such Personal Information, except for those that have been remedied without material cost or liability or the duty to notify any other person. During the [***], neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower and its Subsidiaries any third party acting on behalf of the Borrower or any Subsidiary, has received any: (i) written, or to the knowledge of the Borrower or its Subsidiaries, oral inquiry or complaint alleging material noncompliance with Data Protection Laws; or (ii)

written or, to the knowledge of the Borrower or its Subsidiaries, oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information, except as would not reasonably be expected to be material to the Borrower and its Subsidiaries, taken as a whole.

Section 4.37 Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 on insolvency proceedings (recast) (the Regulation), each Dutch Guarantor’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Netherlands and no Dutch Guarantor has an establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Article V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than any such contingent obligations or liabilities hereunder that by the express terms thereof survive such payment in full of all Obligations), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1 Financial Statements and Other Reports. Unless otherwise provided below, Borrower will deliver to Administrative Agent and Lenders:

(a) Cash Reports. Promptly, but in any event within [***] after the end of each fiscal month of the Borrower, a report of the current Cash and Cash Equivalent balances of the Loan Parties, which report shall identify Qualified Cash and other Cash and Cash Equivalents of the Loan Parties not constituting Qualified Cash; provided, that at any time the current Cash and Cash Equivalent balances of the Loan Parties is less than $[***], Administrative Agent may request at any time (but not more frequently than once every two weeks), and the Borrower shall promptly provide, a report of at least [***]% of the current Cash and Cash Equivalent balances of the Loan Parties, which report shall identify unrestricted and restricted Cash and Cash Equivalents (or, if greater, all Cash and Cash Equivalent balances required to satisfy the covenant set forth in Section 6.8) all in reasonable detail, together with a Financial Officer Certification;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter (including a description of (i) all development costs, salary, and expenses paid or payable by Borrower or its Subsidiaries in connection with all Products or non-ordinary course Investments made by Borrower or such Subsidiary during the applicable period and (ii) all costs, royalty, milestone payments and licensing payments, dividends, and distributions, paid or received by Borrower or its Subsidiaries in connection with any Product on a Product by Product basis during the applicable period, in each case, which shall be in form and detail reasonably satisfactory to Administrative Agent), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and delivered together with a Financial Officer Certification;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year (including a description of (x) all development costs, salary, and expenses paid or payable by Borrower or its Subsidiaries in connection with all Products or non-ordinary course Investments made by Borrower or such

Subsidiary during the applicable period and (y) all costs, royalty, milestone payments and licensing payments, dividends, and distributions, paid or received by Borrower or its Subsidiaries in connection with any Product on a Product by Product basis during the applicable period, in each case, which shall be in form and detail reasonably satisfactory to Administrative Agent), setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other such independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (it being understood and agreed that any “Big-4” accounting firm shall satisfactory to the Administrative Agent) (which financial statements, report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification, emphasis of matter or statement as to “going concern” or scope of audit (other than with respect to or resulting from an upcoming maturity of Indebtedness or any default thereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP);

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a duly executed and completed Compliance Certificate attaching evidence of the Cash and Cash Equivalent balances contained in each Deposit Account and Securities Account of the Loan Parties as of the last day of the period then ended;

(e) Royalty Reports; Notice of Disputes. Promptly (but in any event within [***]) after (i) receipt by the Borrower or any of its Subsidiaries, a copy of any royalty reports or similar reports outlining fees to be paid or payable with respect to any Product from any Licensee or any notices of any disputes from such Licensee or any other counterparty to any Material Contract or Permitted Product Agreement or (ii) production or delivery by the Borrower or any of its Subsidiaries to a third party, any royalty or similar reports in connection with any Royalty Monetization Transaction to which such entity is a party with respect to royalties or other fees paid or payable with respect to any Product.

(f) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(g) Notice of Default. Promptly (but in any event within [***]) upon any officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to such Borrower with respect thereto; (ii) that any Person has given any written notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or results in, in any case or in the aggregate, a Material Adverse Effect or Material Regulatory Liabilities, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly (but in any event within [***]) upon any officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse

Proceeding or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) which relates to the Products, the Collateral or the Material Contracts or which could result in Material Regulatory Liabilities, or which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(i) ERISA. Promptly (but in any event within [***]) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a material Liability to a Loan Party, a written notice specifying the nature thereof, what action (if any) a Loan Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(j) Insurance Report. As soon as practicable and in any event [***] prior to end of such Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Regulatory and Product Notices. Each Loan Party shall promptly (but in any event within [***]) after the receipt or occurrence thereof notify Administrative Agent of:

(i) any written notice received by the Borrower or its Subsidiaries alleging potential or actual material violations of any Public Health Law by the Borrower or its Subsidiaries,

(ii) any written notice that the FDA (or international equivalent) is limiting, suspending or revoking any Registration (including, but not limited to, by the issuance of a clinical hold),

(iii) any written notice that the Borrower or its Subsidiaries has become subject to any Regulatory Action (other than any inspection or investigation in the ordinary course of business),

(iv) the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of the Borrower or its Subsidiaries or its or their Authorized Officers,

(v) any written notice that the Borrower or any Subsidiary, or any of their licensees or sublicensees (including licensees or sublicensees under the Product Agreements or Material Contracts), is being investigated or is the subject of any allegation of potential or actual violations of any Federal Health Care Program Laws in any material respect,

(vi) any written notice that any material product of the Borrower or its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against the Borrower or its Subsidiaries, or

(vii) limiting or adversely changing the scope of marketing authorization or the labeling of the products of the Borrower and its Subsidiaries under any such Registration,

except, in each case of (i) through (vii) above, where such action would not reasonably be expected to have, either individually or in the aggregate, Material Regulatory Liabilities; provided, however, that with respect to any occurrence in clauses (i) through (vii) above that could, with notice or the passage of time, or both, lead to a Default or an Event of Default under Section 8.1(o) of this Agreement, each Loan Party shall promptly (but in any event within [***] of Administrative Agent’s request) provide to Administrative Agent copies of all communications with FDA and all other documentation and information in such Loan Party’s possession, custody or control reasonably requested by Administrative Agent relating to such notice or change and the events that led up to it (subject to suitable confidentiality restrictions);

(l) Notice Regarding Material Contracts. Promptly (but in any event within [***]) (i) after a Loan Party or a Subsidiary of a Loan Party receives any notice (written or oral) of default or event of default under any Material Contract, (ii) after a Loan Party or a Subsidiary of a Loan Party receives or otherwise becomes aware of any dispute, litigation, purchase price adjustment (other than in accordance with the terms of such Material Contract), indemnity claim, exercise of rights of set-off or deduction, in each case, reasonably expected to be in excess of $[***] (including any of the foregoing threatened in writing) under or with respect any Material Contract, or (iii) after any new Material Contract is entered into, in each case of clauses (i) through (iii), furnish a written statement describing such event or Material Contract, with copies of such notices or new Material Contracts together with all pertinent detail and information relating thereto in such Loan Party or Subsidiary of Loan Party’s possession, custody or control, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto, if applicable (subject to customary confidentiality restrictions). Each Loan Party or Subsidiary of a Loan Party shall provide Administrative Agent with written notice upon becoming aware of a counterparty’s material breach of its obligations under any Material Contract;

(m) Information Regarding Collateral. Borrower will furnish to Administrative Agent prior written notice of any change (a) in any Loan Party’s legal name or jurisdiction of organization, (b) in any Loan Party’s identity or corporate structure, or (c) in any Loan Party’s U.S. federal or other taxpayer identification number (if any) or chief executive office. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Administrative Agent an Officer’s Certificate (a) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(n) and/or identifying such changes, or (b) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (a) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than [***] after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(o) Products. Promptly, but in any event within [***] after the receipt by the Borrower or any of its Subsidiaries or the occurrence thereof, as applicable, notify Administrative Agent of:

(i) granting of any licenses or sublicenses by the Borrower or any of its Subsidiaries under any Permitted Product Agreement;

(ii) amending an existing, or entering into any, new Permitted Product Agreement;

(iii) amending an existing, or entering into any new, agreement governing any Royalty Monetization Transaction;

(iv) any material communications with the FDA that could reasonably be expected to result in a Material Adverse Effect; and

(v) copies of all royalty reports relating to any Product (x) provided to a third party by Borrower or its Subsidiaries, or (y) received by Borrower or its Subsidiaries from a third party;

(p) Notices re Intellectual Property. Promptly (but in any event within [***]), deliver notice of material infringements of any material Intellectual Property Rights owned or licensed by such Loan Party or any of its Subsidiaries that are known to the Borrower;

(q) Regulatory Documentation. The Borrower shall be responsible for, and shall maintain, with respect to each Product, all submissions to Governmental Authorities relating to the Products, including clinical studies, tests and biostudies, including all Product non-disclosure agreements, and the drug master files, as well as all correspondence with Governmental Authorities with respect thereto (including Registrations and licenses and regulatory drug lists, and any amendments or supplements thereto). Concurrent with the delivery of a Compliance Certificate following the end of each Fiscal Quarter in accordance with Section 5.1(d) and promptly following Administrative Agent’s reasonable request from time to time, Borrower shall promptly provide to Administrative Agent copies of any and all material regulatory filings submitted to any such Governmental Authorities with respect to the Products;

(r) Maintenance, Defense and Enforcement of Product Patents. Borrower shall take all commercially reasonable steps to maintain, defend and enforce the Product Patents, including by timely filing fees and responses with the United States Patent and Trademark Office or any applicable foreign counterpart. Borrower shall provide prompt written notice to Administrative Agent of any material occurrences with respect to any Product Patents, and, upon Administrative Agent’s request from time to time, shall promptly provide Administrative Agent with complete and correct copies of (i) any certification received by Borrower, its Subsidiaries, or any of their respective licensors or licensees pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(I), (II), (III) or (IV) relating to any of the Orange Book Patents, and (ii) any pleadings, briefs, declarations, correspondence and other documents relating to any Dispute involving any of the Orange Book Patents;

(s) Other Information. (A) Promptly upon their becoming available and in any event within [***] of the Borrower’s receipt thereof, copies of (i) all material reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) all amendments, waivers, consents, notices of defaults and reservations of rights with respect to and received by the Borrower or its Subsidiaries from any holder of its Indebtedness having a principal amount greater than $[***], and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry), and (C) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; provided that in no event shall the Borrower or its Subsidiaries be required to disclose or provide any information or data (i) in respect to which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement with any third party (it being understood and agreed that the foregoing shall not limit any obligations of the Borrower and its Subsidiaries set forth in clause (iii) of the definition of “Restricted License” with respect to any Product Agreements) or (ii) that, if disclosed to the Administrative Agent, would result in forfeiture of attorney-client privilege; provided, further, that in each case of clauses (i) and (ii), Borrower shall promptly notify Administrative Agent that it is withholding information in reliance on this proviso, unless such notice is not permitted by applicable law, rule or regulation;

(t) Environmental Reports. Upon request of Administrative Agent, deliver true and complete copies of all environmental reports, audits and investigations within the possession or control of a Loan Party or any of its Subsidiaries that is related to the Real Estate Assets; and

(u) Projections. (i) Within [***] of approval by the Borrower’s Board of Directors, and in any event within [***] after the end of each Fiscal Year, a detailed consolidated budget covering the then current and immediately following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each Fiscal Quarter of such Fiscal Year and the related projected consolidated statements of cash flow (including projected Product revenue broken down by Product) and income for each such Fiscal Quarter) (the “Projections”), (ii) [***]; and (iii) [***]. Each Projection delivered under this Section 5.1(u) shall be accompanied by a certificate of a Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Notwithstanding the foregoing, the obligations in paragraphs (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under Section 5.1(c), such materials and opinion meet the standards set forth in Section 5.1(c).

Section 5.2 Existence. Except as otherwise permitted under Section 6.9(a), each Loan Party will, and will cause each of the Borrower’s Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of the Borrower’s Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.3 Payment of Taxes and Claims. Each Loan Party will, and will cause each of the Borrower’s Subsidiaries to, file all material Tax returns required to be filed by or with respect to the Borrower or any of its Subsidiaries and pay all material Taxes imposed upon or with respect to it or any of its properties, assets, income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine or Lien resulting from the non-payment thereof. No Loan Party will, nor will it permit any of the Borrower’s Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or its Subsidiaries).

Section 5.4 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent any such failure to maintain could not reasonably be expected to have a Material Adverse Effect, and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.5 Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (1) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties as the loss payee thereunder. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Administrative Agent may, upon prior written notice to the Borrower, arrange for such insurance, but at the Borrower’s expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at [***] (or [***]in the case of non-payment) prior written notice to Administrative Agent of the cancellation or material modification thereof. Receipt of such notice shall entitle Administrative Agent (but Administrative Agent shall not be obligated), upon prior written notice to Loan Parties, to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance (including with respect to coverage types, limits and premiums) in place of such policies, in each case at the expense of the Loan Parties.

Section 5.6 Books and Records; Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, (a) maintain at all times at the chief executive office of the Borrower copies of all books and records of Borrower and its Subsidiaries, (b) keep adequate books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities, and (c) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and any of the Borrower’s Subsidiaries to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested; provided that, absent the occurrence and continuance of an Event of Default, Administrative Agent and Lenders (collectively) shall not exercise such rights more often than one time during any Fiscal Year. The Loan Parties agree to pay the reasonable and documented out-of-pocket costs and expenses incurred by the examiner in connection therewith.

Section 5.7 Lenders Meetings and Conference Calls.

(a) The Borrower will, upon the reasonable request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.

(b) Within [***] after delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b), the Borrower shall, upon [***], cause its chief financial officer or other Authorized Officers to participate in a conference call with Administrative Agent and all Lenders who choose to participate in such conference call, during which conference call the chief financial officer or such Authorized Officer shall review the financial condition of the Borrower and its Subsidiaries and such other matters as Administrative Agent or any Lender may reasonably request.

Section 5.8 Compliance with Laws.

(a) Each Loan Party will comply, and shall cause each of the Borrower’s Subsidiaries and all other Persons, if any, on or occupying any Real Property, to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all FDA Laws and Public Health Laws, and with all applicable Federal Health Care Program Laws, except where the failure to comply would not reasonably be expected to result, either individually or in the aggregate, in Material Regulatory Liabilities. All products developed, manufactured, tested, investigated, distributed or marketed by or on behalf of the Loan Parties and their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be developed, tested, manufactured, investigated, distributed, sold and marketed in compliance with the FDA Laws and any other Requirement of Law, including, without limitation, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, except where the failure to comply with such FDA Laws or other Requirements of Law would not reasonably be expected to result, either individually or in the aggregate, in Material Regulatory Liabilities.

Section 5.9 Environmental.

(a) Each Loan Party shall (i) keep its Real Property free of any Environmental Liens; (ii) maintain and comply in all material respects with all Governmental Authorizations issued to it or required to be maintained by it under applicable Environmental Laws, except as any such failure could not reasonably be expected to result in a Material Adverse Effect; (iii) take all steps to prevent any Release of Hazardous Materials from any Real Property, except as any such failure could not reasonably be expected to result in a Material Adverse Effect; and (iv) ensure that there are no Hazardous Materials on, at or migrating from any Real Property, except as any such failure could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties shall promptly (but in any event within [***]) (i) notify Administrative Agent in writing (A) of any material Environmental Claims asserted in writing against or material Environmental Liabilities and Costs of any Loan Party, and (B) any notice of Environmental Lien recorded against any Real Property, and (ii) provide such other documents and information as reasonably requested by Administrative Agent in relation to any matter pursuant to this Section 5.9(b).

Section 5.10 Subsidiaries. In the event that (x) any Subsidiary of a Loan Party ceases to be an Excluded Subsidiary or (y) any Person becomes a Subsidiary of a Loan Party and such Person is not an Excluded Subsidiary, Borrower, in each case, shall (a) within [***]of such Person (organized under the laws of the United States, any state thereof or the District of Columbia) becoming a Subsidiary or ceasing to be an Excluded Subsidiary and within [***] of such Person (organized/incorporated under the laws of any jurisdiction other than the laws of the United States, any state thereof or the District of Columbia) becoming a Subsidiary or ceasing to be an Excluded Subsidiary, as applicable, cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e) and 3.1(h). With respect to each such Subsidiary, the Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or ceased to be an Excluded Subsidiary, which such notice, in the case of any Subsidiary which has ceased to be an Immaterial Subsidiary, shall be provided within [***] of delivery of the financial statements for the Fiscal Quarter in which such Subsidiary ceased to be an Immaterial Subsidiary, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

Section 5.11 Real Estate Assets. In the event that any Loan Party acquires fee title to a Real Property during the term of this Agreement, the Borrower shall promptly provide the Administrative Agent with written notice of the same. Within [***] after the acquisition of any such Real Property (or such later time as agreed to by Administrative Agent in its sole discretion), such Loan Party shall deliver to Administrative Agent: (a) a fully executed and notarized Mortgage, in proper form for creating a valid and enforceable lien on the Real Property described therein once recorded in the appropriate real estate records and in proper form for recording in such real estate records; (b) an opinion of counsel in the jurisdiction in which such Real Property is located with respect to the enforceability of such Mortgage and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent; (c)(i) an ALTA extended mortgagee title insurance policy or an unconditional commitment therefor with respect to such Mortgage (each, a “Title Policy”) from a title company reasonably satisfactory to Administrative Agent (the “Title Company”), in an amount not less than the fair market value of such Real Estate Asset, together with a title report issued by the Title Company with respect thereto, dated not more than [***] prior to the date such Real Property was acquired, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, which Title Policy shall be effective as of the date of the Mortgage and otherwise be in form and substance reasonably satisfactory to Administrative Agent and (ii) evidence satisfactory to Administrative Agent that such Loan Party has paid to or deposited with the Title Company all expenses and premiums of the Title Company and all other sums required in connection with the issuance of such Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Property in the appropriate real estate records; (d) to the extent required by law, evidence of flood insurance with respect to such Real Property in compliance with any applicable regulations of the Federal Reserve Board, and in form and substance reasonably satisfactory to Administrative Agent; and (e) an ALTA/NSPS survey of such Real Property in form sufficient to permit the Title Company to issue the Title Policy in the form required by Administrative Agent and otherwise in form and substance satisfactory to Administrative Agent, which shall be either (1) certified to Administrative Agent and dated not more than [***] prior to the date such Real Property was acquired (or such earlier time as agreed to by Administrative Agent in its sole discretion), or (2) accompanied by a survey or “no change” affidavit executed by the owner of such Real Property and acceptable to the Title Company to issue the Title Policy in the form required by Administrative Agent, as applicable. In addition to the foregoing, the Borrower shall, at the request of Required Lenders, deliver to Administrative Agent an appraisal of such Real Property to verify the amount of the Mortgage and/or Title Policy, but only if required by applicable law or regulation.

Section 5.12 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties and all of the outstanding Capital Stock of the Borrower and its Subsidiaries, in each case, to the extent constituting Collateral.

Section 5.13 Control Agreements, Blocked Accounts, Etc.

(a) Subject to Section 5.15, each Loan shall hold all of its cash and Cash Equivalents in a Deposit Account or Securities Account that is, except for Excluded Accounts, subject to a Control Agreement or Account Charge, as applicable. All such Control Agreements governed under the laws of a state or territory of the United States shall provide for “springing” cash dominion with respect to each such account, including each disbursement account that is not an Excluded Account other than with respect to any Blocked Account, which shall at all times be subject to the sole dominion and control of the Administrative Agent. With respect to each Control Agreement providing for “springing” cash dominion, Administrative Agent will not deliver to the relevant depository institution a notice or other instruction which provides for exclusive control over such account by Administrative Agent unless an Event of Default has occurred and is continuing.

(b) If the Borrower elects to deposit Additional Equity Proceeds into any Blocked Account for purposes of satisfying the Net Outstanding Amount requirements in connection with the Springing Term Loan Maturity Date I or the Springing Term Loan Maturity Date II, (i) the Borrower shall maintain such Blocked Account at all times subject to the sole dominion and control of the Administrative Agent and (ii) the Administrative Agent shall not release the Additional Equity Proceeds held in such account to the Borrower except (x) to the extent that such proceeds are, concurrently or substantially concurrently therewith, applied either to repay the applicable Existing Notes at maturity or to repurchase or redeem the applicable Existing Notes prior to the stated maturity thereof in a transaction permitted by Section 6.17 or (y) upon the conversion, repayment, refinancing or other satisfaction and discharge in full of the applicable Existing Notes in a transaction permitted by Section 6.17. In the case of clause (x) of the immediately preceding sentence, the Administrative Agent shall release to the Borrower an amount of Additional Equity Proceeds equal to the lesser of (1) the amount equal to the principal amount of the applicable Existing Notes being repaid, repurchased or redeemed and (2) the remaining balance of Additional Equity Proceeds maintained in such Blocked Account; and in the case of clause (y) of the immediately preceding sentence, the Administrative Agent shall release to the Borrower the remaining balance of Additional Equity Proceeds maintained in such Blocked Account.

Section 5.14 DAC6.

(a) In this Section 5.14, “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(b) The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(i) promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Loan Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Loan Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii) promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any Loan Party or by any adviser to such Loan Party in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

Section 5.15 Post-Closing Matters. Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by Administrative Agent in its sole discretion.

Article VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations (other than any such contingent obligations or liabilities hereunder that by the express terms thereof survive such payment in full of all Obligations), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1 Indebtedness. No Loan Party shall, nor shall it permit any of the Borrower’s Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

Section 6.3 Material Contracts. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (i) amend or permit the amendment of any provision of any Material Contract, or to waive any of their respective rights under any Material Contract, in each case, in a manner (x) materially adverse to the interests of the Administrative Agent and the Lenders (in their respective capacities as such) or (y) that would result in the occurrence of the events described in clause (ii) below, or (ii) terminate or permit the termination of any Material Contract.

Section 6.4 No Further Negative Pledges. Except with respect to restrictions (a) under this Agreement and the other Loan Documents, (b) that are binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary, so long as such restrictions were not entered into in contemplation of such Person becoming a Subsidiary, (c) on specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9(b), (d) under any Permitted Royalty Monetization Transaction (provided that such restrictions apply solely to the assets securing such Permitted Royalty Monetization Transaction and are not more restrictive than the provisions of this Agreement), (e) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (f) that are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business (other than Restricted Licenses), no Loan Party nor any of the Borrower’s Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.5 Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, pay or make any Restricted Junior Payment, in each case, except for:

(a) the payment of dividends to Borrower’s equityholders in the form of Common Stock;

(b) (x) the issuance of Capital Stock of Borrower upon the exercise of any warrants, options or rights to acquire such Capital Stock, including upon conversion of any Indebtedness that is convertible into or exchangeable for Capital Stock of Borrower, and (y) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Capital Stock of Borrower;

(c) the payment of dividends or other Restricted Junior Payments by a Subsidiary of the Borrower to the Borrower or such Subsidiary’s direct parent company;

(d) [***];

(e) (x) subject to the terms of any Acceptable Intercreditor Agreement applicable thereto, payments with respect to Permitted Royalty Monetization Transactions constituting (i) regularly scheduled payments, (ii) underpayment, indemnification and tax withholding obligations, (iii) reimbursable expenses or (iv) reasonable and customary fees paid in connection with any amendment, consent or waiver in connection with, any Permitted Royalty Monetization Transaction documents, in each case of the foregoing clauses (i), (ii) and (iii), in accordance with the Permitted Royalty Monetization Transaction documents applicable thereto and (y) payments permitted by Section 4.01(a) and (b) of the Acoramidis

Intercreditor Agreement (other than voluntary prepayment of the Buy-Out Payment (as defined in the Acoramidis Revenue Transaction Agreement) in connection with the exercise of the Buy Out Right (as defined in the Acoramidis Intercreditor Agreement));

(f) the issuance of Capital Stock of any Subsidiary of the Borrower to the extent permitted by Section 6.10;

(g) the purchase by the Borrower of Capital Stock (other than Disqualified Capital Stock, but including pursuant to Permitted Equity Derivatives) of the Borrower substantially contemporaneously with the incurrence of and otherwise in connection with, Permitted Convertible Indebtedness; provided that the aggregate consideration for such Capital Stock (including Permitted Equity Derivatives) shall not exceed [***]% of the Net Proceeds received by the Borrower from the incurrence of such Permitted Convertible Indebtedness (it being understood that the “aggregate consideration” paid for any Permitted Equity Derivatives shall be net of any proceeds paid to the Borrower in respect of any related Permitted Equity Derivatives);

(h) other Restricted Junior Payments not to exceed the Available Investment Amount so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y)(i) prior to the Product Milestone Date, on a pro forma basis after giving effect to such Restricted Junior Payment, the Loan Parties shall have Qualified Cash of not less than, $[***] and (ii) on and after the Product Milestone Date, the Borrower shall have delivered a Financial Officer Certification (together with such other evidence as is reasonably requested by Administrative Agent) representing and warranting, and otherwise demonstrating to the reasonable satisfaction of Administrative Agent, that as of the date of such Restricted Junior Payment, Product Revenue (calculated on trailing twelve month basis) from the sale of Acoramidis is at least $[***], which may be measured as of any month end based on monthly financials; provided, that, in the case of financial statements for any month which is not the final month for any Fiscal Quarter, such financial statements shall be prepared in accordance with GAAP and be accompanied by a Financial Officer Certification; and

(i) the Loan Parties may purchase, redeem, retire or otherwise acquire for value Capital Stock (and any related stock appreciation rights, plans, equity incentive or achievement plans or any similar plans) of a Person being acquired in any Permitted Acquisition or other Investment permitted by Section 6.7 in connection with such Permitted Acquisition or other Investment; provided that such purchase, redemption, retirement or acquisition shall be a part of the consideration or purchase price paid for such Permitted Acquisition (i.e. subject to any applicable caps with respect to the purchase price of such Permitted Acquisition).

Section 6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, in each case, other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by clause (h) or (l) of the definition of Permitted Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, change of control, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements (including, without limitation, Permitted Product Agreements, but solely to the extent that such customary provisions are not broader than the scope of the Royalty Monetization Transactions or Permitted Product Agreements expressly permitted under this Agreement) entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement and (iv) that are set forth herein and in the other Loan Documents. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of the Borrower from being a Loan Party (other than Excluded Subsidiaries).

Section 6.7 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Permitted Investments. Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Section 6.8 Minimum Qualified Cash. The Loan Parties shall not permit Qualified Cash at any time to be less than $70,000,000.

Section 6.9 Fundamental Changes; Disposition of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to:

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, except:

(i) (x) any Subsidiary of the Borrower that is a Loan Party may be merged with or into the Borrower or any Guarantor Subsidiary (other than a [***] Subsidiary), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor Subsidiary (other than a [***] Subsidiary); and (y) any Non-Loan Party may be merged with or into the Borrower or any other Subsidiary (other than a [***] Subsidiary), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Subsidiary (other than a [***] Subsidiary); provided, that in each case of clauses (x) and (y), in the case of such merger involving the Borrower, the Borrower shall be the continuing or surviving Person and in the case of such merger not involving the Borrower but involving a Guarantor Subsidiary, such Guarantor Subsidiary shall be the continuing or surviving person;

(ii) Permitted Acquisitions, other Permitted Investments, and Asset Sales permitted by Section 6.9(b); or

(iii) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determine in good faith that such action is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is a Loan Party any assets held by such Loan Party shall be transferred to another Loan Party (other than a [***] Subsidiary) or otherwise transferred in accordance with Section 6.9(b); or

(b) enter into or consummate any Asset Sale, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, without limitation, any Product (including, without limitation, any Intellectual Property Rights related thereto), any Product Agreement (including, without limitation, any Loan Party’s rights thereunder), and any Registration), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or, except for (and in each case pursuant to arms’ length transactions on market terms and for fair market value (in each case, as reasonably determined by the Borrower or the applicable

Subsidiary); provided that any such Asset Sales with any Affiliate of the Borrower shall be subject to Section 6.12):

(i) Permitted Royalty Monetization Transactions;

(ii) Permitted Product Agreement Transactions;

(iii) to the extent constituting Asset Sales, (x) Permitted Acquisitions and other Permitted Investments, (y) Permitted Liens (other than pursuant to clause (r) of the definition thereof) and (z) Restricted Junior Payments permitted under Section 6.5 (other than Section 6.5(e));

(iv) Asset Sales of any Priority Review Voucher;

(v) Asset Sales of inventory and immaterial assets in the ordinary course of business;

(vi) Asset Sales of obsolete or worn out, retired or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(vii) surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business;

(viii) Asset Sales to the Borrower or any Guarantor Subsidiary (other than a [***] Subsidiary);

(ix) Asset Sales by any Non-Loan Party;

(x) [***];

(xi) Asset Sales of marketing rights outside of the United States among the Borrower and its Subsidiaries;

(xii) Asset Sales of Real Property, including in connection with any sale-leaseback transaction;

(xiii) the disposition, unwinding or other termination of any Interest Rate Agreement, any Currency Agreement or any Permitted Equity Derivative or the entry into any Permitted Equity Derivatives;

(xiv) Asset Sales of capital assets to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property;

(xv) [***];

(xvi) [***]; and

(xvii) other Asset Sales in an aggregate amount not to exceed $[***] for any Fiscal Year (with any unused amounts for any Fiscal Year ended after the Closing Date permitted to be carried over to the next Fiscal Year but not any subsequent Fiscal Year).

Notwithstanding anything to the contrary contained herein, (i) no assignment, transfer, contribution, license, sublicense or other disposition of any Product, Product Patent or Registration is permitted hereunder except as specifically permitted under this Agreement and (ii) no assignment, transfer, contribution, license, sublicense or other disposition shall be made by a Loan Party or any Subsidiary of a Loan Party to a [***] Subsidiary (it being understood and agreed that the foregoing shall not restrict or prohibit any Permitted Intercompany Investments).

Section 6.10 Disposal of Subsidiary Interests. Except for (i) any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9(b), (ii) Liens permitted by Section 6.2, (iii) any issuance of Capital Stock by a Subsidiary of the Borrower to the Borrower or to another Loan Party (other than a [***] Subsidiary), (iv) [***], (v) [***], (vi) [***], and (vii) [***], no Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Loan Party (other than a [***] Subsidiary) (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law. Notwithstanding anything to the contrary, unless the Acoramidis Revenue Transaction shall have terminated or except to the extent permitted under the Acoramidis Revenue Transaction Agreement, in no event shall any Subsidiary Seller Party (as defined in the Acoramidis Revenue Transaction Agreement) cease to be wholly-owned, directly or indirectly, by the Borrower.

Section 6.11 Sales and Lease Backs. Except as permitted by Section 6.9(b)(xii), no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.

Section 6.12 Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or of any such holder; provided, that the Loan Parties and their Subsidiaries may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, further, that the foregoing restrictions shall not apply to any of the following:

(a) any transaction among the Borrower and its Subsidiaries expressly permitted hereunder;

(b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of the Borrower and its Subsidiaries;

(c) Restricted Junior Payments of the type described in clause (a), (b) or (c) of the definition thereof and permitted under Section 6.5;

(d) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; and

(e) transactions described in Schedule 6.12 (including without limitation, any intercompany licenses or other arrangements existing on the Closing Date).

Section 6.13 Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Loan Party on the Closing Date (or any other business reasonably related thereto).

Section 6.14 Changes to Organizational Documents. No Loan Party shall amend or permit any amendments to any Loan Party’s Organizational Documents in a manner materially adverse to the Administrative Agent of the Lenders, including, without limitation, any amendment, modification or change to any of Loan Party’s Organizational Documents to effect a division or plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law).

Section 6.15 Accounting Methods. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 6.16 Deposit Accounts and Securities Accounts. Subject to Section 5.15, no Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement or Account Charge, except for Excluded Accounts.

Section 6.17 Prepayments of Certain Indebtedness. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) [reserved], (c) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9(b), (d) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of the Borrower, (e) Indebtedness permitted by clauses (b), (c), (d), (e), (h), (j), (l), (q), (r) and (s) of the definition of Permitted Indebtedness, (f) in an amount not to exceed the Available Investment Amount, so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, with the Permitted Transaction Qualified Cash Requirement after giving effect thereto, (g) Restricted Junior Payments permitted under Section 6.5, (h) the payment of customary fees, regularly scheduled interest and reimbursement of fees and expenses in accordance with the documentation for any Permitted Indebtedness, and (i) solely with the proceeds of any Permitted Refinancing Indebtedness of such specific Indebtedness being prepaid as permitted hereunder.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 6.17 shall not prohibit the conversion by holders of (excluding any cash payment upon conversion, except to the extent expressly permitted pursuant to the immediately succeeding paragraph), or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness.

Notwithstanding the foregoing, the Borrower may (i) repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of the Borrower’s Common Stock and/or other Qualified Capital Stock and/or a different series of Permitted Convertible Indebtedness (which series matures no earlier than, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Indebtedness”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Permitted Convertible Indebtedness and (z) in an amount that does not exceed the Net Proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s Common Stock (to the extent included in the Available Investment Amount) and/or a Refinancing Convertible Indebtedness and (ii) redeem or repurchase (in part or in full) in cash any Permitted Convertible Indebtedness prior to the stated maturity thereof (including via open-market repurchases) or upon the conversion thereof, so long as (x) such purchases are at a cash purchase price not in excess of the principal amount of such Permitted Convertible Indebtedness plus accrued and unpaid interest or, in the case of conversion, settlement consideration consisting of cash does not exceed the principal amount of Permitted Convertible Indebtedness so converted, (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) on a pro forma basis after giving effect to such Restricted Junior Payment, the Loan Parties shall have Qualified Cash not less than an amount equal to [***]% of the outstanding principal amount of the Term Loans at such time.

Section 6.18 Anti-Terrorism Laws. None of the Loan Parties, nor any of their Affiliates or agents shall:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the PATRIOT Act or any other Anti-Terrorism Law.

The Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Loan Parties’ compliance with this Section 6.18.

Section 6.19 Anti-Corruption Laws. No Loan Party shall use, or permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

Section 6.20 Use of Proceeds. The Loan Parties will not and will not permit any of their Subsidiaries to use the proceeds of any Loan to directly, or to any Loan Party’s knowledge after due care and inquiry, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person or in any other manner that would result in a violation of Sanctions by any Person and no part of the proceeds of any Loan will be used directly or, to any Loan Party’s knowledge after due care and inquiry, indirectly in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Terrorism Laws.

Article VII

GUARANTY

Section 7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the

Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i)

any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in cash in full and the Term Loan Commitments have been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Loan Commitments have been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Term Loan Commitments have been terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of a Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, administration, reorganization, liquidation, examinership or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve a Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, examiner, administrator, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by a Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Section 7.13 Swiss Guaranty Limitations. Notwithstanding anything to the contrary in this Article VII, any other provision of this Agreement and any other Loan Document to which Swiss Guarantor is or will be a party, the obligations of, and any Lien granted by, Swiss Guarantor (and the respective rights of Administrative Agent, Lenders and/or Secured Parties, respectively) under this Article VII, any such other provision of this Agreement and any such other Loan Document are subject to the following limitations and procedures:

(a) If and to the extent:

(i) Swiss Guarantor becomes directly or indirectly liable (in particular, by a joint obligation, guarantee or indemnity) and/or grants a Lien under this Article VII , any such other provision of this Agreement and any such other Loan Document for, and/or to secure, obligations of any of its (direct or indirect) parent companies (upstream liability/Lien) or sister companies (cross-stream liability/Lien) (the “Restricted Obligations”); and

(ii) Swiss Guarantor’s payment under such liability and/or the application of any proceeds from enforcing such Lien to discharge the Restricted Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law or would otherwise not be permitted under applicable law,

Swiss Guarantor’s payment obligation under such liability and/or the application of any proceeds from enforcing such Lien to be used to discharge the Restricted Obligations shall be limited to the maximum amount permitted under applicable law and practice at the time of payment and/or enforcement (the “Maximum Amount”); provided that:

(A) the Maximum Amount shall not be less than the profits and reserves of Swiss Guarantor available for distribution as dividends determined in accordance with Swiss law and applicable Swiss accounting principles at the time of payment and/or enforcement;

(B) such limitation is required under the applicable law at that time; and

(C) such limitation shall not free Swiss Guarantor from its respective payment obligations (and/or affect the respective Lien granted by Swiss Guarantor) in excess of the Maximum Amount, but merely postpone the performance date of such payment obligations and/or the time of using proceeds from enforcing such Lien towards discharging the Restricted Obligations until such time or times as performance and/or using enforcement proceeds is again permitted under then applicable law.

(b) In case Swiss Guarantor’s payments made and/or the proceeds from enforcing a Lien granted by Swiss Guarantor and used to discharge the Restricted Obligations are by law subject to Swiss Withholding Tax:

(i) if and to the extent legally possible, Swiss Guarantor shall use reasonable efforts to procure that such payment can be made and/or enforcement proceeds can be used without a Swiss Withholding Tax deduction, by way of discharging Swiss Guarantor’s obligations in respect of Swiss Withholding Tax by notification pursuant to applicable law (including tax treaties), rather than by way of payment of Swiss Withholding Tax;

(ii) if and to the extent the notification procedure pursuant to sub-paragraph (b)(i) of this Section 7.13 is not legally available:

(A) in the event of Swiss Guarantor’s payments: Swiss Guarantor shall deduct Swiss Withholding Tax at such rate (currently 35% at the date of this Agreement, subject to applicable tax treaties) as is in force from time to time from any such payment and promptly pay the amount of such Swiss Withholding Tax to the Tax Swiss Federal Tax Administration and provide evidence of such payment to Administrative Agent and Lenders; and/or

(B) in the event of application of proceeds from enforcing Liens: Administrative Agent (computed as directed by the Required Lenders) shall deduct Swiss Withholding Tax at such rate (currently 35% at the date of this Agreement, subject to applicable tax treaties) as is in force from time to time from any such enforcement proceeds and pay (in the name and for account of Swiss Guarantor) the amount of such Swiss Withholding Tax to the Tax Swiss Federal Tax Administration within thirty (30) days after presentation by Swiss Guarantor to Administrative Agent and Lenders of the relevant form of the Swiss Federal Tax Administration, it being agreed that Swiss Guarantor shall promptly complete the relevant form of the Swiss Federal Tax Administration and submit it to Administrative Agent and Lenders for approval (in case of Administrative Agent, as directed by the Required Lenders), such approval not to be unreasonably withheld;

(iii) Swiss Guarantor shall promptly notify Administrative Agent and Lenders upon, as applicable, making the notification pursuant to sub-paragraph (b)(i) of this Section 7.13 and/or the Swiss Withholding Tax payment pursuant to sub-paragraph (b)(ii)(A) of this Section 7.13, in each case accompanied with appropriate documentary evidence; and

(iv) in case of a deduction of Swiss Withholding Tax, Swiss Guarantor shall use reasonable efforts to ensure that any person (other than Administrative Agent and Lenders and/or Secured Parties, respectively) who is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds will, as soon as possible after such deduction:

(A) request a refund of Swiss Withholding Tax under applicable law (including tax treaties); and

(B) pay to Administrative Agent upon receipt any amount so refunded,

and, if Administrative Agent or a Lender and/or a Secured Party, respectively, is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds, Swiss Guarantor shall promptly upon request provide Administrative Agent or the relevant Lender and/or Secured Party, respectively, with the documents required by law (including tax treaties) to be provided by the payer of Swiss Withholding Tax in order to enable Administrative Agent (as directed by the Required Lenders) or the relevant Lender and/or Secured Party, respectively, to prepare a claim for refund of Swiss Withholding Tax.

(c) If Swiss Withholding Tax is to be deducted in accordance with paragraph (b) of this Section 7.13, Administrative Agent (as directed and calculated by the Required Lenders) shall be entitled to request, until the Maximum Amount is reached, further payments from Swiss Guarantor and/or apply further proceeds from the enforcement of a Lien to discharge Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no deduction of Swiss Withholding Tax were required.

(d) Upon written request by Administrative Agent (as directed by the Required Lenders) at the time when Swiss Guarantor’s payment is required and/or a Lien granted by Swiss Guarantor is enforced to discharge the Restricted Obligations, Swiss Guarantor shall promptly take and/or cause to be taken the following:

(i) preparation of an up-to-date (interim) audited balance sheet of Swiss Guarantor;

(ii) confirmation of the auditors of Swiss Guarantor that the relevant amount represents the Maximum Amount (to the extent required by applicable Swiss law);

(iii) passing of quotaholders’ resolutions to approve the (resulting) distribution;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v) revaluation of Swiss Guarantor’s hidden reserves (to the extent permitted by mandatory Swiss law);

(vi) write-up or realization any of Swiss Guarantor’s assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for Swiss Guarantor’s business (nicht betriebsnotwendig) (in each case, to the extent permitted by applicable law and Swiss accounting standards); and

(vii) all other measures that are necessary or useful to allow Swiss Guarantor’s payments and/or the application of enforcement proceeds with a minimum of limitations.

(e) The limitations and procedures of this Section 7.13 shall also apply to any other obligation of Swiss Guarantor under any Loan Document to grant economic benefits to of any of its (direct or indirect) parent companies (upstream) or sister companies (cross-stream), including, for the avoidance of doubt, any waiver of set-off or subrogation rights or any subordination or waiver of intra-group claims

Article VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by a Borrower to pay (i) the principal of and premium, if any, on any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Term Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within [***] when due any interest on any Term Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any Loan Party’s Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount, put price or other accelerated amount of $[***] or more or with an aggregate principal amount, put price or other accelerated amount of $[***] or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause the Borrower or any of the Borrower’s Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.2, Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.8, Section 5.10, Section 5.13, Section 5.15, or Article VI; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of the Borrower’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within [***] after the earlier of (i) an officer of such Loan Party becoming aware of such default, or (ii) receipt by Borrower of written notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, examiner, administrator, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in the foregoing clause (i) or (ii) shall continue for [***] without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, examiner, administrator, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of the Borrower or any of its Subsidiaries shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $[***] or (ii) in the aggregate at any time an amount in excess of $[***] (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of [***] (or in any event later than [***] prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of such Loan Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of [***]; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full in cash of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document [***] ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full in cash of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral [***] purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(l) Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(m) ERISA. The occurrence of any ERISA Event which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(n) Material Contracts. The occurrence of a default, event of default, termination event or an event identified in any Material Contract, in each case, that could give rise to a termination of such Material Contract occurs; provided that if such default, event of default, termination event or similar event can be cured, or if any grace period applies with respect thereto (regardless of whether such event can be cured), then no Event of Default shall occur pursuant to this clause (n), unless such default, event of default, termination event or similar event remains uncured on the date that is [***] prior to the end of any specified cure period or the applicable grace period provided under such Material Contract, and provided further, that if the applicable Loan Party is contesting such default, event of default, termination event or similar event and as a result of such contest, as evidenced by such Loan Party’s written certification to Administrative Agent, such Loan Party believes that such Material Contract cannot be validly terminated as a result of such purported default, event of default, or event, Administrative Agent will give due regard to any such evidence and analysis in exercising its good faith judgment in determining, in its sole discretion, whether or not an Event of Default shall have occurred pursuant to this clause (n); provided, further, that in the case of any Permitted Equity Derivative a Loan Party is the “Defaulting Party” or “Affected Party” (each howsoever defined); or

(o) Regulatory Event. At any time, either (i) U.S. marketing approval of the Core Product at such time is suspended pursuant to Section 505(e) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(e)) on a finding that there is an imminent hazard to the public health, or (ii) the Borrower or any of its Affiliates receives a notification from FDA under Section 505(e) and 21 C.F.R. § 314.150 that FDA intends to withdraw U.S. marketing approval of the Core Product or such notification is published in the Federal Register (each, a “Regulatory Withdrawal Notice”) and that, notwithstanding the Borrower’s opportunity to request a hearing or otherwise oppose FDA’s actions, such Regulatory Withdrawal Notice is reasonably likely to result in the FDA’s withdrawal of U.S. marketing approval for such Core Product (as determined by an independent third party regulatory expert selected by Administrative Agent and reasonably acceptable to Borrower pursuant to the procedure set forth below) (upon the occurrence of the events described in either clause (i) or (ii) above, such Core Product shall be an “Affected Product”); [***].

[***].

Section 8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, and shall at the request of the Required Lenders:

(a) declare that all or any portion of the Term Loan Commitments (if any) shall immediately terminate and the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; and/or

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or in equity or under any other instrument, document or agreement now existing or hereafter arising;

provided, that upon the occurrence of any event specified in Section 8.1(f) or (g) above, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

Section 8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Article IX

ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Blue Owl is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Blue Owl, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.

(b) In relation to any Liens over Collateral granted under the Collateral Documents (Swiss):

(i) Administrative Agent shall hold:

(A) any Lien created or expressed to be created under or pursuant to a Collateral Document (Swiss) by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) Lien;

(B) the benefit of this paragraph; and

(C) any proceeds and other benefits of such Lien,

in its own name and for the benefit of all Secured Parties which have the benefit of such Lien in accordance with this Agreement and the respective Collateral Document (Swiss);

(ii) each Secured Party (other than Administrative Agent) hereby directs and authorizes Administrative Agent:

(A) to (I) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or expressed to be created under or pursuant to a Collateral Document (Swiss) for the benefit and/or in the name and for the account of such Secured Party and (II) hold, administer and, if necessary, enforce any such Lien in the name and for the account of each relevant Secured Party which has the benefit of such Lien;

(B) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Collateral Document (Swiss) which creates a pledge or any other Swiss law accessory (akzessorische) Lien;

(C) to effect as its direct representative (direkter Stellvertreter) any release of Lien created under a Collateral Document (Swiss) in accordance with this Agreement; and

(D) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to Administrative Agent under this Agreement or under the relevant Collateral Document (Swiss); and

(iii) each Secured Party (other than Administrative Agent) hereby directs and authorizes Administrative Agent to hold:

(A) any Swiss law pledge or any other Swiss law accessory (akzessorische) Lien;

(B) the benefit of this paragraph; and

(C) any proceeds of such Lien,

as creditor in its own right but in the name and for the account of such Secured Parties in accordance with this Agreement and the respective Collateral Document (Swiss).

(iv) Each of the Loan Parties and the Secured Parties shall release and hereby releases Administrative Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such Loan Party or Secured Party. Any Loan Party or Secured Party prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify Administrative Agent without undue delay.

(c) Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 9.2 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.

Section 9.6 Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY

AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of Blue Owl without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c) Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.8 Collateral Documents and Guaranty.

(a) Administrative Agent under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) enter into customary non-disturbance or similar agreements in connection with the licensing of Intellectual Property expressly permitted pursuant to this Agreement to the extent reasonably requested by any Loan Party, subject to documentation to be reasonably acceptable to Administrative Agent, or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 9.9 Agency for Perfection. Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify

Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10 Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of a Borrower, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Administrative Agent.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by the Borrower or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by the Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Section 9.11 Protective Advances. Subject to the limitations set forth below, upon the occurrence and during the continuance of Event of Default, Administrative Agent is authorized by Borrower and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make disbursements or advances to Borrower, which the Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Article III have not been satisfied. The interest rate on all Protective Advances shall be at the Base Rate plus the Applicable Margin. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.12(i). Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by Administrative Agent. Administrative Agent shall notify each Lender and Borrower in writing in advance of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Without limitation to its obligations pursuant to Section 9.6, each Lender agrees that it shall make available to Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Base Rate.

Section 9.12 Erroneous Payments.

(a) If Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than [***] thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within [***] of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document

Section 9.13 Parallel Liability. In this Section 9.13, “Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of Loan Party under or in connection with this Agreement and the other Loan Documents, but excluding its Parallel Liability. “Parallel Liability” means a Loan Party’s undertaking pursuant to this Section 9.13.

(a) Each Loan Party irrevocably and unconditionally undertakes to pay to Administrative Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(b) The Parties agree that:

(i) a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(ii) a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(iii) a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Administrative Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Administrative Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(iv) for purposes of this Section 9.13, Administrative Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.

Article X

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or [***] after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

(b) Electronic Communications.

(i) Administrative Agent and the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agree to pay promptly (a) all of Administrative Agent’s actual and reasonable out-of-pocket costs and expenses of preparation, negotiation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual documented costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all of Administrative Agent ‘s actual documented costs and reasonable and documented out-of-pocket fees, expenses for, and disbursements of any of Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable and documented out-of-pocket attorneys’ fees (including expenses and disbursements of outside counsel) incurred by Administrative Agent; (e) all the actual documented costs and reasonable and documented expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual documented costs and reasonable and documented out-of-pocket expenses of Administrative Agent and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7); (g) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and Term Loan Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including expenses and disbursements of outside counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.3 Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, ADMINISTRATIVE AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE OR ANY OF ITS AFFILIATES. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of Administrative Agent and the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Required Lenders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(ix) subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document; or

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the consent of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Term Loan Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Term Loan Commitments):

(i) to any Person (other than a Disqualified Institution) meeting the criteria of clause (a) or clause (c) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent;

(ii) to any Person (other than a Disqualified Institution) otherwise constituting an Eligible Assignee, so long as [***], with the consent of Administrative Agent and upon giving notice to the Borrower;

(iii) to any Person otherwise constituting an Eligible Assignee, [***], with the consent of the Borrower (which shall not be unreasonably withheld, delayed or conditioned and if Borrower shall not have responded in writing within [***] after receipt of written notice of the proposed assignment, Borrower shall be deemed to have approved such assignment) and Administrative Agent; and

(iv) if an Event of Default as occurred and is continuing, to any other Person constituting an Eligible Assignee, with the consent of Administrative Agent;

provided, that each assignment pursuant to Section 10.6(c)(ii) and (iii) shall be in an aggregate amount of not less than $[***] (or such lesser amount as may be agreed to by Borrower and Administrative Agent).

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(d).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Term Loan Commitments shall be modified to reflect the Term Loan Commitment of such assignee and any Term Loan Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loan Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Borrower agree that each participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.19(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, a participant shall not be entitled to the benefits of Section 2.15 unless, at the time such participant is claiming such benefits, Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Term Loan Commitments, Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of all participants in the Term Loan Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Term Loan Commitments, Loans or Obligations which are the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Term Loan Commitment, Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, Administrative Agent (in its capacity as administrative agent) shall not have any responsibility for maintaining a Participant Register.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or the Administrative Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or the Administrative Agent or any of their Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or the Administrative Agent or any of their Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Federal Reserve Board and any operating circular issued by such Federal Reserve Bank; provided, no Lender or the Administrative Agent, as between Borrower and such Lender or the Administrative Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or the Administrative Agent to take or omit to take any action hereunder.

Section 10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.14, 2.15, 2.19(c), 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Section 2.13, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.

Section 10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.15 CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN

ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OR TO ANY PROCESS AGENT SELECTED FOR SUCH LOAN PARTY IN ACCORDANCE WITH SECTION 3.1(U) OR SECTION 5.10 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT ADMINSTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR WITH RESPECT TO ANY LOAN PARTY NOT ORGANIZED IN THE UNITED STATES OR ANY STATE THEREOF, TO COGENCY GLOBAL INC., LOCATED AT 122 EAST 42ND STREET, 18TH FLOOR, NEW YORK, NY 10168, AND HEREBY APPOINTS COGENCY GLOBAL INC. (OR ANOTHER AGENT APPOINTED PURSUANT TO SECTION 10.22) AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Confidentiality. Administrative Agent and Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender from Borrower or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Loan Parties that, in any event, Administrative Agent or Lender may make (i) disclosures of such information to Affiliates of Administrative Agent or Lender and to their agents, advisors, directors, officers, and shareholders (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any actual or potential investors, members, and partners of Administrative Agent any Lender or their Affiliates, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, and (vi) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Administrative Agent and Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and any Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement or disclose the name of any Administrative Agent or any Lender except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission, so long as Administrative Agent has received a copy of such disclosure at least three (3) Business Days prior to such disclosure and if Administrative Agent provides comments on such disclosure, Borrower will incorporate any such reasonable comments in good faith, to the extent not prohibited by law, or (B) with the prior approval of Administrative Agent and such Lender.

Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including without limitation Assignment Agreement, amendments, Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the purposes of this Section 10.19, “electronic signature” shall be construed so as to include the electronic signature of each witness, if any, of an electronic signature used to execute this Agreement.

Section 10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.

Section 10.21 PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act or other Anti-Terrorism Laws of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in connection with the PATRIOT Act.

Section 10.22 Service of Process. Each Loan Party that is organized outside of the United States shall appoint Cogency Global Inc., or other agent for service of process reasonably acceptable to

Administrative Agent, as its agent for the purpose of accepting service of any process in the United States with respect to any Loan Document and the transactions contemplated thereby.

Section 10.23 Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 10.23 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.25 Representation of Dutch Guarantors. If any party to this Agreement incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of that attorney’s authority and effects of that attorney’s exercise, or purported exercise, of his or her authority shall be governed by the laws of the Netherlands.

Section 10.26 Intercreditor Agreements. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (x) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any applicable Intercreditor Agreement and (y) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of any applicable Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BRIDGEBIO PHARMA, INC., as the Borrower

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: President

BRIDGEBIO PHARMA LLC, as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
BRIDGEBIO SERVICES INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
EIDOS THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
PHOENIX TISSUE REPAIR, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President

[Signature Page to Financing Agreement]

ADRENAS THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: Treasurer
QED THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
ORIGIN BIOSCIENCES, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
CALCILYTIX THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
ML BIO SOLUTIONS INC., as a Guarantor Subsidiary By: /s/ Christine Siu Name: Christine Siu Title: President

[Signature Page to Financing Agreement]

BRIDGEBIO GENE THERAPY LLC, as a Guarantor Subsidiary By: /s/ Eric David Name: Eric David Title: Chief Executive Officer
BRIDGEBIO CHEMISTRY, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
THERAS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
BRIDGEBIO GENE THERAPY RESEARCH, INC., as a Guarantor Subsidiary By: /s/ Eric David Name: Eric David Title: Chief Executive Officer
CANTERO THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President
COA THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President

[Signature Page to Financing Agreement]

CYAN THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President
DTD THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
FERRO THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President
G PROTEIN THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
MOLECULAR SKIN THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: Treasurer

[Signature Page to Financing Agreement]

NAVIRE PHARMA, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
PORTAL THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President
SUB21, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
SUB22, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
VENTHERA, INC., as a Guarantor Subsidiary By: /s/ Thomas Trimarchi Name: Thomas Trimarchi Title: President

[Signature Page to Financing Agreement]

EULAMIN THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
SEN THERAPEUTICS, INC., as a Guarantor Subsidiary By: /s/ Neil Kumar Name: Neil Kumar Title: President
BB SQUARE CAPITAL, LLC, as a Guarantor Subsidiary By: /s/ Nikhilesh Chand Name: Nikhilesh Chand Title: Chief Executive Officer
BB SQUARE INVESTORS GP I, LLC, as a Guarantor Subsidiary By: /s/ Nikhilesh Chand Name: Nikhilesh Chand Title: Chief Executive Officer
BB SQUARE LP INVESTMENT, LLC, as a Guarantor Subsidiary By: /s/ Nikhilesh Chand Name: Nikhilesh Chand Title: Chief Executive Officer

[Signature Page to Financing Agreement]

BB SQUARE CAPITAL INVESTORS I, LP, By: BB Square Investors GP I, LLC as a Guarantor Subsidiary By: /s/ Nikhilesh Chand Name: Nikhilesh Chand Title: Chief Executive Officer
BB SQUARE HOLDINGS, LLC, as a Guarantor Subsidiary By: /s/ Nikhilesh Chand Name: Nikhilesh Chand Title: Chief Executive Officer
BRIDGEBIO INTERNATIONAL GMBH, as a Guarantor Subsidiary By: /s/ Hassan Samir Jaroudi Name: Hassan Samir Jaroudi Title: President of the Management
BRIDGEBIO EUROPE B.V., as a Guarantor Subsidiary By: /s/ Hassan Samir Jaroudi Name: Hassan Samir Jaroudi Title: Authorised Signatory

[Signature Page to Financing Agreement]

BLUE OWL CAPITAL CORPORATION,
as Administrative Agent By: BLUE OWL CREDIT ADVISORS LLC, its Investment Advisor
By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR LENDING LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR LENDING II LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR LENDING III LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR LENDING IC LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR TECH LENDING LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR TECH LENDING II LLC
as a Lender

[Signature Page to Financing Agreement]

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OR TECH LENDING IC LLC
as a Lender

By:	/s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

[Signature Page to Financing Agreement]